QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on February 14, 2006.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lightspace Corporation
(Name of Registrant in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7373 (Primary Standard Industrial Classification Code Number)	04-3572975 (I.R.S. Employer Identification Number)
125 CambridgePark Drive Cambridge, Massachusetts 02140 617.868.1700 • Fax 617.868.1799 (Address and telephone number of principal executive offices)	125 CambridgePark Drive Cambridge, Massachusetts 02140 (Address of principal place of business)

Andrew Kennedy Lang
Lightspace Corporation
125 CambridgePark Drive
Cambridge, Massachusetts 02140
617.868.1700 • Fax 617.868.1799
(Name, address and telephone number of agent for service)

Copies to:
James Kardon, Esq. Hahn & Hessen LLP 488 Madison Avenue New York, New York 10022 212.478.7200 • Fax 212.478.7400	Bernard S. Carrey, Esq. Thompson Hine LLP One Chase Manhattan Plaza New York, New York 10005 212.908.3916 • Fax 212.809.6890

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

        If any securities being offered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

(See following page)

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

LIGHTSPACE CORPORATION

Registration Statement on Form S-1

under the

Securities Act of 1933, as amended

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per security(2)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee

Units	720,000(3)	$6.40	$4,608,000	$493.06

Common stock	5,760,000 shares(4)	$0.80	$4,608,000(4)	$0

$1.00 Unit Warrants to purchase common stock	5,760,000 warrants(3)	$0(6)	$0	$0

$1.25 Unit Warrants to purchase common stock	1,440,000 warrants(3)	$0(6)	$0	$0

$1.63 Unit Warrants to purchase common stock	1,440,000 warrants(3)	$0(6)	$0	$0

Common stock issuable upon exercise of $1.00 Unit Warrants	5,760,000 shares(2)(3)	$1.00(5)	$5,760,000	$616.32

Common stock issuable upon exercise of $1.25 Unit Warrants	1,440,000 shares(2)(3)	$1.25(5)	$1,800,000	$192.60

Common stock issuable upon exercise of $1.63 Unit Warrants	1,440,000 shares(2)(3)	$1.63(5)	$2,347,200	$251.15

Underwriter's warrants	72,000	$0.001	$100	$0.01

Units issuable upon exercise of underwriter's warrants	72,000 Units	$7.68(5)	$552,960	$59.16

Common stock issuable upon exercise of underwriter's warrants	576,000 shares(2)	$0(6)	$0	$0

$1.00 Unit Warrants to purchase common stock issuable upon exercise of underwriter's warrants	576,000 warrants	$0(6)	$0	$0

$1.25 Unit Warrants to purchase common stock issuable upon exercise of underwriter's warrants	144,000 warrants	$0(6)	$0	$0

$1.63 Unit Warrants to purchase common stock issuable upon exercise of underwriter's warrants	144,000 warrants	$0(6)	$0	$0

Common stock issuable upon exercise of $1.00 Unit Warrants issuable upon exercise of underwriter's warrants	576,000 shares	$1.00(5)	$576,000	$61.63

Common stock issuable upon exercise of $1.25 Unit Warrants issuable upon exercise of underwriter's warrants	144,000 shares	$1.25(5)	$180,000	$19.26

Common stock issuable upon exercise of $1.63 Unit Warrants issuable upon exercise of underwriter's warrants	144,000 shares	$1.63(5)	$234,720	$25.12

Common stock issuable upon conversion of Series A Preferred Stock	160,479 shares	$0.00006(7)	$9	$0.01

Common stock issuable upon conversion of Existing Notes	1,544,865 shares	$0.58(8)	$900,607	$96.37

$7.50 Exchange Warrants to purchase common stock	234,398 warrants	$0(6)	$0	$0

$3.00 Exchange Warrants to purchase common stock	649,892 warrants	$0(6)	$0	$0

$1.00 Exchange Warrants to purchase common stock	276,370 warrants	$0(6)	$0	$0

$0.80 Exchange Warrants to purchase common stock	361,252 warrants	$0(6)	$0	$0

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per security(2)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee

Common stock issuable upon exercise of the $7.50 Exchange Warrants	234,398 shares	$7.50	$1,757,985	$188.10

Common stock issuable upon exercise of the $3.00 Exchange Warrants	649,892 shares	$3.00	$1,949,676	$208.62

Common stock issuable upon exercise of the $1.00 Exchange Warrants	276,370 shares	$1.00	$276,370	$29.57

Common stock issuable upon exercise of the $0.80 Exchange Warrants	361,252 shares	$0.80	$289,000	$30.92

Total			$21,232,627	$2,271.90

(1)
Pursuant to Rule 416(a) under the Securities Act, there are also being registered such indeterminable number of shares of common stock as may be issued pursuant to the anti-dilution provisions of such warrants, stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee under Rule 457 under the Securities Act.

(3)
Assuming a combined offering price of $6.40 for each Unit consisting of (i) eight shares of common stock, (ii) eight warrants to purchase one share of common stock at $1.00 per share (the "$1.00 Unit Warrants"), (iii) two warrants to purchase one share of common stock at $1.25 per share (the "$1.25 Unit Warrants") and (iv) two warrants to purchase one share of common stock at $1.63 per share (the "$1.63 Unit Warrants", and collectively with the $1.00 Unit Warrants and the $1.25 Unit Warrants, the "Unit Warrants"). Common stock and Unit Warrants will be issued and certificated separately.

(4)
Included in the Units.

(5)
Pursuant to Rule 457(g) under the Securities Act, the registration fee has been calculated on the basis of the proposed maximum price at which the warrants may be exercised.

(6)
Pursuant to Rule 457(g) under the Securities Act, no additional registration fee is required.

(7)
Pursuant to Rule 457(f)(2) under the Securities Act, one-third of the par value of the Series A Preferred Stock to be converted, divided by the number of shares of common stock issued upon conversion.

(8)
Pursuant to Rule 457(f)(2) under the Securities Act, one third of the principal face amount of the Existing Notes to be converted (not including the Lang Note) divided by the number of shares of common stock issued upon conversion.

EXPLANATORY NOTE

        This Registration Statement contains two forms of prospectus: one to be used in connection with an initial public offering of 720,000 Units consisting of our common stock and Unit Warrants (the "Prospectus") and one to be used in connection with the issuance of an aggregate of 1,705,344 shares of our common stock and Exchange Warrants to purchase an aggregate of 1,521,912 shares of our common stock (the "Exchange Prospectus") upon conversion of our secured and unsecured convertible demand promissory notes (the "Existing Notes"), described more fully under "Certain Relationships and Related Transactions—Debt Conversion" on page 30 of the Prospectus, and Series A Preferred Stock. The Prospectus and Exchange Prospectus will be identical in all respects except for the alternate pages for the Exchange Prospectus included herein beginning at page A-1 which are labeled "Alternate pages for Exchange Prospectus."

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus (Subject to Completion), Dated                        , 2006

720,000 Units,
each Unit consisting of (i) eight shares of common stock, (ii) eight $1.00 Unit Warrants,
(iii) two $1.25 Unit Warrants and (iv) two $1.63 Unit Warrants

Lightspace Corporation

        Lightspace Corporation is offering (the "Offering") a minimum of 680,000 "Units", on a "best efforts, all or none" basis (the "Minimum Offering"), and an additional 40,000 Units on a "best efforts" basis, for a maximum of 720,000 Units (the "Maximum Offering"), at $6.40 per Unit (for an aggregate of $4,352,000 and $4,608,000, respectively). Each Unit consists of (i) eight shares of common stock, (ii) eight warrants to purchase one share of common stock at $1.00 per share (the "$1.00 Unit Warrants"), (iii) two warrants to purchase one share of common stock at $1.25 per share (the "$1.25 Unit Warrants") and (iv) two warrants to purchase one share of common stock at $1.63 per share (the "$1.63 Unit Warrants", and collectively with the $1.00 Unit Warrants and the $1.25 Unit Warrants, the "Unit Warrants"). The Unit Warrants will be exercisable for five years from the Closing Date. This Prospectus also covers the offer of shares of our common stock issuable upon the exercise of the Unit Warrants offered by us.

        Our shares are not presently traded on any exchange or quotation medium and have never been traded publicly. We intend to seek registered broker dealers who are members of the NASD to submit an application for our shares to trade on the OTC Electronic Bulletin Board. Although we will seek to obtain a market for the resale of our shares, we cannot guarantee that our shares will trade on the OTC Electronic Bulletin Board or any other exchange or quotation medium.

        The following are conditions of the Offering: (i) holders (including officers and directors of Lightspace) of approximately $2,701,823 principal amount of loans to Lightspace (the "Existing Notes") convert such indebtedness to 1,544,865 shares of common stock, five-year warrants to purchase an aggregate of 1,480,849 shares of common stock at prices ranging from $0.80 to $7.50 per share (the "Note Warrants") and a contingent note in the principal amount of $237,381 and (ii) holders of all outstanding shares of Lightspace Series A Preferred Stock convert such stock for 160,479 shares of common stock, and (iii) holders (including officers and directors of Lightspace) of all outstanding warrants to purchase our common stock (the "Existing Warrants") exchange such warrants for five-year warrants to purchase an aggregate 41,063 shares of common stock at a price of $7.50 per share (the "Replacement Warrants" and together with the Note Warrants, the "Exchange Warrants").

        Certain persons, who hold approximately $2.15 million in principal amount of our 8% senior secured notes (the "Bridge Notes"), which are required to be repaid from the net proceeds of this offering, have preliminarily indicated their intent to purchase approximately 406,000 Units through surrender of Bridge Notes and accrued interest thereon, for their respective accounts or those of their designees, and to purchase additional Units for cash. Surrender of the Bridge Notes in exchange for Units will be included as part of the Offering in computing whether the Minimum Offering has been effected.

        Investing in our securities involves substantial risks. See "Risk Factors" beginning on page 8.

	Price to Public(1)	Underwriting Commission(2)	Proceeds to us(3)

Per Unit	$6.40	$0.32	$6.08

Total Minimum	$4,352,000	$217,600	$4,134,400

Total Maximum	$4,608,000	$230,400	$4,377,600

(1)
The offering price is payable through the surrender of indebtedness of Lightspace or through payment in cash.
(2)
Pursuant to our agreement with the underwriter, we have also agreed to sell to the underwriter, for an aggregate of $100, a warrant to purchase up to 72,000 Units identical to those offered by this Prospectus. See "Plan of Distribution—Underwriting Commission and Expenses" on page 39.
(3)
We will deposit the subscriptions for this offering into an escrow account with our Transfer Agent, Continental Stock Transfer & Trust Company. If we do not receive subscriptions for a minimum of $4,352,000 of gross proceeds, before deducting expenses of the offering estimated at $460,000, within 30 days from the date of this Prospectus (unless extended by us with the consent of the underwriter for up to 30 additional days), all proceeds will be promptly refunded to subscribers without interest thereon or deduction therefrom. If you subscribe for shares in this offering, you will have no right to return or use of your funds during the offering period, which may last up to 60 days. The termination date for the maximum offering is 60 days from the first date of the Prospectus.

        The underwriter is offering the Units on a best efforts, minimum-maximum basis as set forth under "Plan of Distribution." It is expected the Units will be delivered to purchasers on or about                        , 2006.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

Griffin Securities, Inc.

The date of this Prospectus is                        , 2006.

TABLE OF CONTENTS

CALCULATION OF REGISTRATION FEE	ii
EXPLANATORY NOTE	iv
PROSPECTUS SUMMARY	1
Lightspace Corporation	1
The Offering	1
Summary Historical Financial Information	2
RISK FACTORS	7
USE OF PROCEEDS	13
DIVIDEND POLICY	15
CAPITALIZATION	16
DILUTION	18
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA	20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION	21
Revenues	21
Product Cost and Gross Margin	22
Operating Expenses	22
Income Taxes	23
Liquidity and Cash Flow	23
Recent Accounting Pronouncements	24
Critical Accounting Policies and Estimates	24
BUSINESS	25
Corporate Overview	25
Technology	25
Markets	26
Initial Markets Already Entered	26
Marketing	27
Sales	27
Competition	28
Research and Development	28
Manufacturing	28
Operations	28
Product Warranty and Return Policy	28
Intellectual Property	29
Governmental Regulation and Certification	29
Personnel	29
Facilities	29
MANAGEMENT	30
Directors and Officers	30
Compensation of Directors and Management	31
Employment and Consulting Agreements	31
Management Compensation	31
Director Liability and Indemnification	32

i

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	33
Exchange Agreement	33
Debt Conversion	33
Preferred Conversion	33
Lang Note	34
Existing Warrants	34
Bridge Notes	34
PRINCIPAL STOCKHOLDERS	35
DESCRIPTION OF SECURITIES	36
General	36
Common Stock	36
Preferred Stock	36
Series A Preferred	37
Warrants	37
Underwriter's Warrant	38
Other Warrants	38
Transfer Agent and Registrar	38
Listing of Units, Common Stock and Warrants	38
Stockholder Action	38
Antitakeover Provisions	39
Registration Rights	39
SHARES ELIGIBLE FOR FUTURE SALE	40
Future Sale of Shares	40
Lock-up Agreements with Underwriter	40
Rule 144	41
Rule 144(k)	41
Rule 701	41
PLAN OF DISTRIBUTION	41
Underwriting Commission and Expenses	43
Determination of Offering Prices	44
Indemnification	44
Underwriting Agreement	44
LEGAL MATTERS	44
EXPERTS	44
WHERE YOU CAN FIND MORE INFORMATION	44
INDEX TO FINANCIAL STATEMENTS	F-1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

ii

PROSPECTUS SUMMARY

        This summary highlights selected information which is described in more detail elsewhere in this Prospectus. You should read this entire Prospectus carefully before making an investment decision, including the Risk Factors section beginning on page 8 and our financial statements beginning on page F-1. We refer to Lightspace Corporation as "Lightspace," "we," "our" and "us." Unless otherwise indicated, all information in this Prospectus assumes (i)) the one for 2.5 reverse split of our currently outstanding `common stock effected on the date of this Prospectus, (ii) the conversion (the "Preferred Conversion") of all outstanding shares of Series A Convertible Preferred Stock of Lightspace (the "Series A Preferred Stock") into 160,479 shares of common stock of Lightspace, (iii) the conversion (the "Debt Conversion") of $2,701,823 principal amount of Existing Notes, and all related interest and charges, into 1,544,865 shares of our common stock and Note Warrants to purchase 1,480,849 shares of our common stock on the date of this Prospectus, (iv) the exchange of all Existing Warrants for Replacement Warrants to purchase 41,063 shares of our common stock (the "Warrant Exchange") and (v) completion of the Minimum Offering.

Lightspace Corporation

        Lightspace is a Delaware corporation that provides immersive, interactive environments, called "Lightspace" systems, that integrate light, sound and movement. Lightspace has a team of professionals from diverse fields, including computer science, product design, hardware and software engineering, manufacturing and marketing.

        The foundation of the Lightspace product set is a pressure-sensitive, display panel technology that converts surfaces such as floors, walls, bar tops, tabletops and ceilings into adaptable, interactive display, gaming or learning platforms. Through the integration of light, sound and movement, Lightspace technology enables an infinite number of patron-driven experiences for businesses that entertain and engage people.

        Our principal office is located at 125 CambridgePark Drive, Cambridge, Massachusetts 02140. Our telephone number is 617.868.1700 and our fax number is 617.868.1799. We maintain a website at www.lightspacecorp.com. Information on our website is not part of this Prospectus.

The Offering

        We are offering 720,000 Units of Lightspace, each Unit consisting of (i) eight shares of common stock, (ii) eight 1.00 Unit Warrants, (iii) two $1.25 Unit Warrants and (iv) two $1.63 Unit Warrants. We currently estimate that the offering price for one Unit will be $6.40.

Securities Outstanding	Prior to Offering(1)	After Offering (Minimum)(2)	After Offering (Maximum)(3)
Common Stock	2,682,526	8,122,526	8,442,526
$1.00 Unit Warrants		5,440,000	5,760,000
$1.25 Unit Warrants		1,360,000	1,440,000
$1.63 Unit Warrants		1,360,000	1,440,000
$7.50 Exchange Warrants	234,398	234,398	234,398
$3.00 Exchange Warrants	649,892	649,892	649,892
$1.00 Exchange Warrants	276,370	276,370	276,370
$0.80 Exchange Warrants	361,252	361,252	361,252

(1)
After giving effect to the Preferred Conversion and the Debt Conversion. See "Certain Relationships and Related Transactions—Preferred Conversion; Debt Conversion" on beginning on page 29

(2)
Does not include up to 68,000 Units issuable upon exercise of the underwriter's warrant, 8,160,000 shares of common stock reserved for issuance upon exercise of the Unit Warrants, 1,521,912 shares of common stock reserved for issuance upon exercise of the Exchange Warrants and 72,080 shares of common stock reserved for issuance pursuant to our 2005 Stock Incentive Plan. See "Management Compensation" beginning on page 27, "Certain Relationships and Related Transactions" beginning on page 29, "Description of Securities" beginning on page 32 and "Plan of Distribution" beginning on page 37.

(3)
Does not include up to 72,000 Units issuable upon exercise of the underwriter's warrant, 8,640,000 shares of common stock reserved for issuance upon exercise of the Unit Warrants, 1,521,912 shares of common stock reserved for issuance upon exercise of the Exchange Warrants and 72,080 shares of common stock reserved for issuance pursuant to our 2005 Stock Incentive Plan. See "Management Compensation" beginning on page 27, "Certain Relationships and Related Transactions" beginning on page 29, "Description of Securities" beginning on page 32 and "Plan of Distribution" beginning on page 37.

        Unless otherwise indicated and except for the audited financial statements included with this Prospectus, all information contained in this Prospectus assumes:

  •
  A one for 2.5 reverse split of our common stock;

  •
  no sale of Units in excess of the minimum offered,

  •
  no exercise of Warrants,

  •
  no exercise of the Unit Warrants underlying the underwriter's warrants or issuance of shares of common stock underlying such Unit Warrants,

  •
  no exercise of the underwriter's warrants

  •
  purchase of Units through surrender of all of the Bridge Notes,

  •
  no exercise of Exchange Warrants, and

  •
  no exercise of options to purchase an aggregate of 72,080 shares outstanding at February 6, 2006.

        Our shares are not presently traded on any exchange or quotation medium and have never been traded publicly. We intend to seek registered broker-dealers who are members of the NASD to submit an application for our shares to trade on the OTC Electronic Bulletin Board. Although we will seek to obtain a market for the resale of our shares, we cannot guarantee that our shares will trade on the OTC Electronic Bulletin Board or any other exchange or quotation medium. We will request that potential market markers trade our securities under the following OTC Electronic Bulletin Board symbols:

Units	LSPC.U
Common Stock	LSPC
$1.00 Unit Warrants	LSPC.X
$1.25 Unit Warrants	LSPC.Y
$1.63 Unit Warrants	LSPC.Z

Summary Historical Financial Information

        The following tables present summary statements of financial position of Lightspace and unaudited pro forma statements of financial position derived from the historical statements of financial position of Lightspace as of December 31, 2004 (audited) and September 30, 2005 (unaudited). The unaudited pro forma statements of financial position has been adjusted to give effect to the one for 2.5 reverse stock split of our common stock, the Preferred Conversion, the Debt Conversion and the Offering. These summary historical and pro forma statements of financial position should be read in conjunction with the unaudited historical and pro forma statements of financial position beginning on page 19 of this Prospectus, the audited and unaudited historical financial statements and notes thereto, beginning on page F-1 of this Prospectus, and the description of the Preferred Conversion and Debt Conversion beginning on page 29 of this Prospectus.

	9 Months Ended September 30, 2005	Year Ended December 31, 2004
Statement of Operations:
Revenues
Product sales	$946,326	$332,117
Other	20,109	48,404

Total revenues	966,435	380,521
Product Cost	742,089	663,441

Gross Margin	224,346	(282,920)

Operating Expenses
Research and development	706,110	1,543,653
Selling and marketing	461,041	1,005,569
General and administrative	593,105	1,043,649

Total operating expenses	1,760,256	3,592,871

Operating Loss	(1,535,910)	(3,875,791)

Other Income (Expense)
Interest expense(1)	(430,616)	(232,124)
Other	(129)	3,538

Total other	(430,745)	(228,586)

Net Loss	$(1,966,655)	$(4,104,377)

Basic and Diluted Net Loss per Share(2)	$(0.81)	$(1.70)
Weighted Average Common Shares Outstanding	2,422,956	2,412,956
Stock Warrants and Options Issued and Outstanding	471,024	83,167

(1)
If the Debt Conversion were given effect as of the beginning of the respective periods presented, interest expense for the nine months ended September 30, 2005 and the year ended December 31, 2004 would have been approximately $9,578 and zero, respectively.

(2)
Basic and diluted net loss per share is computed by dividing net loss by the weighted average shares of common stock assumed to be outstanding during each period. For each period presented, the effect of stock warrants and options was antidilutive; therefore, such warrants and options were not included in the computation of diluted net loss per share. Had the Offering taken place on January 1, 2005, basic and diluted net loss per share for the nine months ended September 30, 2005 would have been $0.19 per share, assuming the Minimum Offering, and $0.18 per share, assuming the Maximum Offering. Had the Offering taken place on January 1, 2004, basic and diluted net loss per share for the year ended December 31, 2004 would have been $0.48 per share, assuming the Minimum Offering, and $0.46 per share, assuming the Maximum Offering.

	September 30, 2005
Statement of Financial Position:	Unaudited Historical	Pro Forma(1)	Pro Forma As Adjusted (Minimum)(2)	Pro Forma As Adjusted (Maximum)(3)
ASSETS
Current Assets
Cash and cash equivalents	$205,575	$205,575	$3,088,897	$3,332,147
Accounts receivable	22,462	22,462	22,462	22,462
Inventories	90,567	90,567	90,567	90,567
Other current assets	70,343	70,343	70,343	70,343

Total current assets	388,947	388,947	3,272,269	3,515,519
Property and Equipment—Net	37,384	37,384	37,384	37,384
Deferred Financing Cost	—	31,800	31,800	31,800
Deposits	93,072	93,072	93,072	93,072

Total	$519,403	$551,203	$3,434,525	$3,677,775

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Notes payable	$2,939,204	$237,381	$237,381	$237,381
Senior secured notes	1,000,000	1,000,000	—	—
Accounts payable	514,080	514,080	514,080	514,080
Accrued interest	413,039	9,578	—	—
Accrued expenses	201,220	201,220	201,220	201,220
Deferred revenue	14,500	14,500	14,500	14,500

Total current liabilities	5,082,043	1,976,759	967,181	967,181
Stockholders' equity (deficit)
Preferred stock	13	—	—	—
Common stock	244	268	812	844
Paid-in-capital	2,092,466	4,802,030	8,694,386	8,937,604
Retained earning (deficit)	(6,655,363)	(6,227,854)	(6,227,854)	(6,227,854)

Total stockholders' equity (deficit)	(4,562,640)	(1,425,556)	2,467,344	2,710,594

Total	$519,403	$551,203	$3,434,525	$3,677,775

(1)
The unaudited selected financial data under the caption "Pro Forma" is presented as if the following transactions had occurred as of September 30, 2005: (i) a 1 for 2.5 reverse stock split of our common stock; (ii) the Debt Conversion, in which $1,401,000 principal amount of convertible notes and $1,300,823 principal amount of demand notes, held by stockholders and other entities, together with $403,461 of earned but unpaid interest thereon, will be converted into 1,544,865 shares of our common stock and warrants to purchase 1,480,489 shares of common stock and a contingent note in the principal amount of $237,381; (iii) the Preferred Conversion, in which 53,493 shares of our Series A Preferred Stock will be converted into 160,479 shares of our common stock; and (iv) the Warrant Exchange, in which all Existing Warrants will be exchanged for Exchange Warrants to purchase an aggregate 41,063 shares of common stock. See "Certain Relationships and Related Transactions—Debt Conversion" and "—Preferred Conversion" beginning on page 29.

(2)
The unaudited selected financial data under the caption "Pro Forma As Adjusted (Minimum)" is presented as if the transactions referred to in (1) above and the sale of 680,000 Units occurred on September 30, 2005. Each Unit consists of (a) eight shares of common stock, (b) eight $1.00 Unit Warrants, (c) two $1.25 Unit Warrants and (d) two $1.63 Unit Warrants. See "Description of Securities" beginning on page 32.

(3)
The unaudited selected financial date under the caption "Pro Forma As Adjusted (Maximum)" is presented as if the transactions referred to in (1) above and the sale of 720,000 Units occurred on September 30, 2005. Each Unit consists of (a) eight shares of common stock, (b) eight $1.00 Unit Warrants, (c) two $1.25 Unit Warrants and (d) two $1.63 Unit Warrants. See "Description of Securities" beginning on page 32.

        The following table reconciles the historical shares of common stock and other equity securities of Lightspace outstanding as of September 30, 2005 to the pro forma common stock and other equity securities outstanding after the Preferred Conversion, the Debt Conversion, the Warrant Exchange and the completion of the Offering.

	September 30, 2005
	Common Stock	Preferred Stock	Stock Warrants	Stock Options	Total
Equity securities outstanding	2,442,956	133,732	290,824	180,200	3,047,712
Reverse stock split, 1 for 2.5	(1,465,774)	(80,239)	(174,495)	(108,120)	(1,828,628)

Adjusted for reverse stock split	977,182	53,493	116,329	72,080	1,219,084
Cancelation of convertible debt warrants			(75,266)		(75,266)
Conversion of convertible debt	676,333		108,534		784,867
Conversion of other debt	868,532		1,011,063		1,879,595
Warrants issued with contingent note			361,252		361,252
Conversion of preferred stock	160,479	(53,493)			106,986

Pro forma before Offering	2,682,526	—	1,521,912	72,080	4,276,518
Minimum Offering	5,440,000		8,160,000		13,600,000
Exercise of underwriter's warrant			1,360,000		1,360,000

Pro forma after Minimum Offering	8,122,526	—	11,041,912	72,080	19,236,518

Pro forma after Maximum Offering	8,442,526	—	11,601,912	72,080	20,116,518

        Upon the completion of the Preferred Conversion and the Debt Conversion, and the issuance of the $237,381 contingent promissory note, Lightspace will record the following one-time charges or gain to operations or to deferred financing costs:

          (1)   To effect the conversion of the convertible Existing Notes to common stock, we modified the original conversion ratios, resulting in the issuance of an additional 370,545 shares of common stock. Upon conversion, the fair value of these additional shares, $296,436 (370,545 shares at $0.80 per share), will be charged to operations as debt conversion expense and as an increase to additional paid-in-capital. The pro forma statements of financial position at September 30, 2005 reflect this charge as an increase to the retained deficit and as an increase to additional paid-in-capital. Under the minimum value computation method utilizing a 4.01% risk-free interest rate assumption and an expected life of five years, no value was assigned to the 108,534 warrants to purchase 108,543 shares of common stock issued in connection with this part of the Debt Conversion.

          (2)   To effect the conversion of the demand Existing Notes, we negotiated conversion rates of $0.85 to $3.00 with the note holders, resulting in the issuance of 868,532 shares of common stock. Upon conversion, Lightspace will record a one-time gain of $809,533, representing the difference between the principal and accrued interest due on the notes, $1,504,358, and the fair value of the shares issued to effect the conversion, $694,825 (868,531 shares at $0.80 per share). The pro forma statements of financial position at September 30, 2005 reflect this conversion gain as a decrease to the retained deficit and as a decrease to additional paid-in-capital. Under the minimum value computation method utilizing a 4.01% risk-free interest rate assumption and an expected life of five years, no value was assigned to the 1,011,063 warrants to purchase 1,011,063 shares of common stock issued in connection with this conversion.

          (3)   To effect the Preferred Conversion, we modified the conversion ratio from one share of common stock to three shares of common stock for each share of Series A Convertible Preferred Stock held. This modification resulted in the issuance of an additional 106,986 shares of common stock. Upon conversion, the fair value of these additional shares, $85,588 (106,986 shares at $0.80 per share), will be charged to operations as conversion expense and as an increase to additional paid-in-capital. The pro forma statements of financial position at September 30, 2005 reflect this charge as an increase to the retained deficit and as an increase to additional paid-in-capital.

          (4)   Lightspace will issue to the contingent promissory note holder 361,252 five-year warrants to purchase 361,252 shares of common stock at an exercise price of $0.80 per share. The fair value of the warrants at September 30, 2005 was determined to be $31,800 under the minimum value computation method utilizing a 3.96% risk free interest rate assumption and an expected life of three years. The pro forma statements of financial position at September 30, 2005 reflects this additional debt financing cost as deferred financing costs, chargeable to operations over three years, and as an increase to additional paid-in-capital.

RISK FACTORS

        The purchase of Units, shares of our common stock and Warrants involves a high degree of risk. In addition to the other information contained elsewhere in this Prospectus, you should carefully consider the following factors when evaluating an investment in our securities. If any of the adverse events described below actually occur, our business, financial condition and operating results could be materially adversely affected and you may lose part or all of the value of your investment. If you choose to invest in our securities, you should be able to bear a complete loss of your investment.

Because we have a limited operating history, we may not be able to successfully manage our business or achieve profitability.

        We have only recently commenced operations. We have a limited operating history upon which you can base your evaluation of our prospects and the potential value of our Units, common stock and Warrants. We have only developed and marketed the Lightspace system since 2004. As a result, we have only a limited operating history upon which to evaluate our prospects. We are confronted with the risks inherent in a start-up company, including difficulties and delays in connection with the production and sales of our Lightspace systems, operational difficulties and our potential under-estimation of production and administrative costs. If we cannot successfully manage our business, we may not be able to generate future profits and may not be able to support our operations.

We are in the early stages of our development, have yet to achieve net earnings since inception and may never achieve profitability.

        Lightspace has only recently commenced operations and has to date incurred net losses. There can be no assurance that we will achieve or sustain profitability in the future. The success of our business will depend on our ability to introduce and sell our systems to customers, develop new product extensions and applications and raise additional capital for operations, future expanded marketing and further product development. You should consider the costs and difficulties frequently encountered by companies in their early stages of launching a product and establishing a market presence. No assurance can be given that we will generate sufficient revenues to achieve profitability. Accordingly, purchasers of Units may lose their entire investment.

Our products are complex and could have unknown defects or errors, which may give rise to claims against us, diminish our brand or divert our resources from other purposes.

        Despite testing, our new or existing products have contained defects and errors and may in the future contain defects, errors or performance problems when first introduced, when new versions or enhancements are released, or even after these products have been used by our customers for a period of time. These problems could result in expensive and time-consuming design modifications or warranty charges, delays in the introduction of new products or enhancements, significant increases in our service and maintenance costs, exposure to liability for damages, damaged customer relationships and harm to our reputation, any of which could materially harm our results of operations and ability to achieve market acceptance. In addition, increased development and warranty costs could be substantial and could adversely affect our operating margins.

We may need additional capital to fund our growth.

        We anticipate that the sale of the securities offered by this Prospectus will be adequate to satisfy our capital requirements for the next 12 to 18 months. However, we may require additional capital to support our growth and cover operational expenses as we expand our marketing and product development. To do this we may need to issue equity or securities convertible into equity which will dilute your stock ownership. If we are unable to obtain additional financing on reasonable terms, we may not have sufficient capital to operate our business as planned and would have to modify our business plan or curtail some or all of our operations.

Our intellectual property and proprietary technology is vital to our business.

        Our success and ability to compete will largely be dependent upon our ability to protect our proprietary technology, which includes several components of our products. We rely primarily on patent, copyright, trade secret and trademark laws to protect our technology. Lightspace generally enters into confidentiality and invention assignment agreements with our employees, consultants and vendors and generally seeks to control access to our proprietary information. We have applied for patents in the United States and certain other countries for protection of our core technology. Our ability to compete effectively, if at all, with other companies may be materially dependent on such know-how as we develop and upon the issuance of future patents. We cannot assure you that patents will be issued or that, if none are issued, there will be no material adverse effect on our ability to market our products or license our technology. We cannot assure you as to the scope of any patents that may be issued or that claims related thereto would not be asserted by other parties. There can be no assurance that there are no adversely held United States or foreign patents or other forms of proprietary protection that could successfully be asserted against those held by Lightspace.

        We cannot assure you that the validity our patents, if issued, will be sustained if judicially tested, that our products will not infringe upon patents owned by others or that competitors with substantially greater financial resources will not develop similar or functionally-similar products outside the protection of any patents that might be granted to Lightspace. A third party could also assert claims against us, our customers or vendors that our technology infringes the third party's proprietary rights. We or our vendors may not be able to withstand such claims. Any claims, with or without merit, could be time-consuming and expensive, and could divert our management's attention away from the execution of our business plan. Moreover, any settlement or adverse judgment resulting from the claim could require us to pay substantial amounts or obtain a license to continue to use the technology that is the subject of the claim, or otherwise restrict or prohibit our use of the technology. There can be no assurance that we would be able to obtain a license from the third party asserting the claim on commercially reasonable terms, if at all, that we would be able to develop alternative technology on a timely basis, if at all, or that we would be able to obtain a license to use a suitable alternative technology to permit us to continue offering, and our customers to continue using, our affected product. In addition, we may be required to indemnify our vendors and other partners for third party intellectual property infringement claims, which would increase the cost to us of an adverse ruling in such a claim. An adverse determination could also prevent us from offering our products to others. Infringement claims asserted against us or our vendors may have a material adverse effect on our business, results of operations or financial condition.

The market for our products is uncertain and our Lightspace systems may not generate wide acceptance by customers.

        The business of Lightspace, marketing unique interactive tiles, must be considered a novel industry without substantial precedent or assurance of commercial success. We are introducing our Lightspace systems as new products to customer markets unfamiliar with their use and benefits. Actual demand for our product may be less than we anticipate. If there is an insufficient market for our products, or if our products fail to generate widespread acceptance within the market, our future sales may fail to produce revenues sufficient to meet our operating expenses. If this occurs, our business may fail and the purchasers of Units may lose their entire investment.

Our future revenue growth depends on our ability to improve the effectiveness and breadth of our sales and research and development organizations.

        We will need to improve the effectiveness and breadth of our sales operations in order to increase market awareness and sales of our products. Competition for qualified sales personnel is intense, and we might not be able to hire the kind and number of sales personnel we are targeting. In addition, we will need to effectively train and educate our sales force if we are going to be successful in selling our Lightspace systems. Likewise, our efforts to improve and refine our Lightspace systems require highly skilled engineers and programmers. Competition for professionals capable of expanding our research and development organization is intense due to the limited number of people available with the necessary technical skills. If we are unable to identify, hire or retain qualified sales marketing and technical personnel, our ability to achieve future revenue may be adversely affected.

Our efforts to sell our products internationally may be unsuccessful and result in losses.

        We market and sell our products in the Unites States and internationally. We have limited experience marketing and distributing our products internationally. In addition, other inherent risks may apply to international markets, including:

  •
  the impact of recessions in economies outside the United States;

  •
  greater difficulty in accounts receivable collections and longer collection periods;

  •
  potentially adverse tax consequences;

  •
  greater difficulty in protecting our intellectual property;

  •
  fluctuations in exchange rates; and

  •
  political and economic instability.

        The inability to integrate our business in international jurisdictions may adversely affect our future operations.

Our marketing strategies may not be successful which would adversely affect our future revenues and profitability.

        Our revenues and profitability depend on the successful marketing of our Lightspace systems and the development of distribution channels in the United States and internationally. We cannot assure you that customers will be interested in purchasing our products. We initially plan to use direct marketing to sell our products via trade shows, magazine and newspaper advertising and the Internet. If our marketing strategies fail to attract customers, our product sales will not produce future revenues sufficient to meet our operating expenses or fund our future operations. If this occurs, our business may fail and purchasers of Units may lose their entire investment.

The market for Lightspace systems is uncertain and we must develop and introduce new technologies to grow our revenues.

        The potential markets and uses for our Lightspace systems remain uncertain. The introduction of products involving new technologies could render our products obsolete. Our future success and revenue growth will depend on our ability to develop and introduce a variety of new products and product enhancements to address the needs of our customers. We may experience delays in developing our Lightspace systems in the future. Material delays in introducing new products or product enhancements may cause customers to forgo purchases of our products or to purchase those of our competitors.

Our products may not always be compatible with third-party technologies.

        Our products are designed to interact and be compatible with a range of third-party hardware and software technologies that are used by our customers. The future design and development plans of such third parties may not be in line with out future product development. We may also rely on such third parties to license or otherwise provide us with access to these technologies so that we may test and develop compatible products. These third parties may refuse or be otherwise unable to provide us with the necessary access to their technology in the future. If our products cease to be compatible with certain third-party technology, our business and operating results may be adversely affected.

Our revenues may experience severe fluctuations, which could cause our business to suffer or fail.

        Our operating results have fluctuated in the past and are likely to do so in the future. Our revenues from the sale of our products and services are not predictable with any significant degree of certainty. The length of our sales cycles, which may vary from customer to customer, may last for months, while our short-term expense levels are relatively fixed and based on our expectations for future revenues. Our inability to adequately reduce short-term expenses or to predict our future revenues may adversely affect our business, operating results and financial condition.

We may not be able to compete against existing and potential competitors in the markets we serve.

        Our competitors may be able to respond more quickly to new or emerging technologies or changes in customer requirements than we can. In addition, current and potential competitors may have greater name recognition and more extensive customer bases. Increased competition could result in price reductions, fewer customer orders and reduced margins.

We depend on third party suppliers and manufacturers, and our business would be harmed if these parties fail to meet our requirements.

        We rely on a small number of critical third party suppliers and third party manufacturers for key components, many of which are custom-built to our specifications. We outsource the manufacture of all commodity components that are made with materials and components procured from third party suppliers. If we fail to develop or maintain relationships with these or other suppliers, we may be unable to manufacture our products or our products may be available only at a higher cost or after a long delay, which could prevent us from delivering products to customers within required timeframes. In addition, our manufacturers may fail to produce the products for our Lightspace systems to our specifications, in sufficient quantities to meet our needs or in a workmanlike manner and may not deliver the products on a timely basis. Any change in manufacturers could disrupt our business due to delays in finding a new manufacturer, providing specifications and testing initial production. As a result, we may experience order cancellation and loss of future revenues.

We rely on certain key officers and employees.

        Our employment relationships are generally at will. We can make no assurances that one or more key employees will not leave us in the future. If any of our key employees, including any of our officers, were to leave us, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience. We do not have key person life insurance covering any of our employees.

Lightspace management has limited experience in the management of a public entity.

        The management of Lightspace consists of individuals who have limited experience in the management of a public company. Failure to properly comply with the obligations required of a public company could result in shareholder suits, substantial costs and a diversion of management's attention and resources.

A trading market for our Units, common stock and Warrants may not develop or be sustained.

        There is no trading market for our securities at this time. Our shares are not presently traded on any exchange or quotation medium and have never been traded publicly. We intend to seek registered broker-dealers who are members of the NASD to submit an application for our shares to trade on the OTC Electronic Bulletin Board. However, we cannot guarantee that our shares will trade on the OTC Bulletin Board or any other exchange or quotation medium. Our common stock and Warrants may not be so quoted. Even if our securities become quoted on the OTC Electronic Bulletin Board, they may never be actively traded. If an active public trading market does not develop or continue, you may have limited liquidity and may be forced to hold your Units, common stock and Warrants for an indefinite period of time. We anticipate that market makers may trade the Unit Warrants, but do not anticipate that a trading market will develop for the Exchange Warrants after the lock-up period for such Warrants ends.

The market for our common stock and Warrants may be limited, and our shareholders may have difficulty reselling their shares and Warrants when desired or at attractive prices.

        Our common stock and Warrants may trade in low volumes and at low prices. Some investors view low-priced stocks as unduly speculative and therefore not appropriate candidates for investment. Many institutional investors have internal policies prohibiting the purchase or maintenance of positions in low-priced stocks. This has the effect of limiting the pool of potential purchases of our securities at present price levels. Shareholders may find greater percentage spreads between bid and asked prices, and more difficulty in completing transactions and higher transaction costs when buying or selling our securities than they would if our common stock were listed on a major stock exchange, such as The New York Stock Exchange or The NASDAQ National Market.

        Additionally, the market prices for securities of software and technology companies have been volatile throughout our existence. Historical trading characteristics for public companies in this industry include limited market support, low trading volume, and wide spreads (on a percentage basis) between the bid and ask prices. Announcements regarding product developments, technological advances, significant customer orders, and financial results may significantly influence per share prices.

Our common stock is subject to the Securities and Exchange Commission's "penny stock" regulations, which limit the liquidity of common stock held by our shareholders.

        Based on its anticipated trading price, our common stock is considered a "penny stock" for purposes of federal securities laws, and therefore is subject to regulations which affect the ability of broker-dealers to sell our securities. Broker-dealers who recommend a "penny stock" to persons (other than established customers and accredited investors) must make a special written suitability determination and receive the purchaser's written agreement to a transaction prior to sale.

        As long as the penny stock regulations apply to our common stock, it may be difficult to trade such stock because compliance with the regulations can delay and/or preclude certain trading transactions. Broker-dealers may be discouraged from effecting transactions in our common stock because of the sales practice and disclosure requirements for penny stock. This could adversely affect the liquidity and/or price of our common stock, and impede the sale of our common stock in the secondary market.

The offering price of the Units, common stock and Warrants, and the exercise price for the Warrants, are arbitrary and as a result the stock price may decline after the offering.

        The offering price of the Units, common stock and Warrants and the exercise price of the Warrants were determined by us and the underwriter and were not based on any objective criteria of value. These prices bear no relationship to our assets, net worth, book value (loss) per share or net loss. Accordingly, our stock price may suffer a decline after the offering.

Warrants may have limited value unless the price of our common stock equals or exceeds the exercise price of the Warrants at the time of exercise.

        The price of our common stock may not meet or exceed the exercise price of the Warrants during the Warrant exercise period. If this happens, the value of common stock which you purchase may be significantly less than the exercise price which you must pay. If you choose not to exercise your warrants, they may be worthless and expire unexercised.

The Warrants offered in this Prospectus are exercisable during a period that continues for five years and, if the current registration statement does not continue in effect, the Warrants may not be exercisable.

        The Warrants may be exercised at any time from the date this Prospectus goes effective until the fifth anniversary of effectiveness. We have agreed, and the law requires us, to keep our registration statement current so long as any of the Warrants are outstanding. However, if a current registration statement is not in effect, you may not be able to resell the Warrants.

If an exemption from registration on which we have relied on for any of our past offerings of common stock or warrants were later challenged legally, we may have to expend time and money defending them or risk paying expenses for defense and /or rescission.

        We have previously offered our securities in private transactions in reliance on exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act"), and state securities laws. In the future, if the basis of an exemption were challenged, we risk potential claims which could include rescission with return of funds and interest.

There may be substantial sales of our common stock by stockholders which could cause the price of our stock to fall.

        Future sales of substantial amounts of our common stock in the public market, if one develops, could cause the market price of our common stock to decline and could impair the value of your investment in Units. As of February 6, 2006, after giving effect to the Offering, the Preferred Conversion, the Debt Conversion and the Warrant Exchange, we will have 8,122,526 shares of common stock outstanding, assuming the Minimum Offering, of which 5,440,000 shares may be sold immediately upon the effectiveness of this Prospectus, and 8,442,526 shares of common stock outstanding, assuming the Maximum Offering, of which 5,760,000 shares may be sold immediately upon the effectiveness of this Prospectus. The remaining 2,682,526 shares are or will be subject to lock-ups described beginning on page 36 of this Prospectus and will be available for sale at various times after effectiveness of this offering. The sales of common stock by these stockholders may depress any trading market that develops before you are able to sell the common stock or warrants you receive in this offering.

You will suffer immediate and substantial dilution and will be subject to further dilution in your ownership.

        The initial public offering price of $6.40 per Unit constitutes an effective price of $0.80 per share of common stock, assuming no value is assigned to the Unit Warrants, which is substantially higher than the net tangible book value of our common stock as of September 30, 2005. Therefore, you will incur an immediate dilution of approximately $0.50 in the case of the Minimum Offering, and approximately $0.48, in the case of the Maximum Offering, in net tangible book value per share of common stock from the price per share that you paid for the common stock. This amounts to dilution of 62.5% and 60.0%, respectively. Also, your interest in our shares could be diluted by future offerings of our common stock or securities convertible into common stock. Future issuances of authorized but unissued shares of capital stock will also have the effect of diluting your equity interest. There are no limits to our ability to issue additional shares up to our current authorized capital of 35,000,000 shares of common stock. See "Dilution" beginning on page 17.

Our certificate of incorporation authorizes us to issue additional shares of stock.

        We are authorized to issue up to 35,000,000 shares of common stock, which may be issued by our board of directors for such consideration as they may deem sufficient without seeking shareholder approval. The issuance of additional shares of common stock in the future will reduce the proportionate ownership and voting power of current shareholders.

Outstanding warrants and options, and additional future obligations to issue our securities to various parties, may dilute the value of your investment and may adversely affect our ability to raise additional capital.

        As of February 6, 2006, after giving effect to the Debt Conversion and the Warrant Conversion, we have committed to issue up to 1,593,992 additional shares of common stock under the terms of the Exchange Warrants, options and other arrangements that can be exercised at exercise prices ranging from $0.80 to $7.50 per share or a weighted average exercise price of $2.72.

        We have historically issued shares of our common stock or granted stock options to employees, consultants and vendors as a means to conserve cash, and we may continue to grant additional shares of stock and issue stock options in the future. As of February 6, 2006, we had granted options, which remain outstanding, to purchase 72,080 shares of our common stock to officers, a director, employees and consultants under our 2005 Stock Incentive Plan described on page 28.

        For the length of time these warrants and options are outstanding, the holders will have an opportunity to profit from a rise in the market price of our common stock without assuming the risks of ownership. This may adversely affect the terms upon which we can obtain additional capital. The holders of such derivative securities would likely exercise or convert them at a time when we would be able to obtain equity capital on terms more favorable than the exercise or conversion prices provided by the notes, warrants or options.

We have not paid dividends on our common stock in the past and do not expect to do so in the future.

        We cannot assure you that our operations will result in sufficient revenues to enable us to operate at profitable levels or to generate positive cash flow sufficient to pay dividends. We have never paid dividends on our Common Shares in the past and do not expect to do so in the foreseeable future.

USE OF PROCEEDS

        We estimate that we will receive net proceeds of approximately $3,892,000 from the Minimum Offering and $4,136,000 from the Maximum Offering, after deducting an aggregate of approximately $460,000 and $472,000, respectively, for the following:

  •
  commission payable to the underwriter,

  •
  filing fees,

  •
  legal and accounting fees,

  •
  printing, and

  •
  other expenses.

        We issued $2,150,000 in aggregate principal face amount of Bridge Notes as part of our debt offering in June, September, November and December 2005 and January and February 2006. We expect that the principal amount and accrued interest of each Bridge Note will be exchanged for Units on the effective date of this Prospectus. If not exchanged, these Bridge Notes and all accrued interest are repayable on demand by the holders thereof at any time after February 15, 2006. The net proceeds to us of this offering will be the same whether the Bridge Notes are exchanged or repaid, but we will receive no cash for the exchange of the Bridge Notes.

        At present, we estimate that we will devote the net proceeds from the Minimum Offering as follows:

	Amount	Percent
Exchange or repayment of Bridge Notes, including accrued interest through February 28, 2006	$2,200,000	57%
Expansion of sales and research and development staff	$400,000	10%
Inventory	$300,000	8%
Research and development	$450,000	12%
Working capital	$542,000	14%

Total net proceeds	$3,892,000	100%

        We have increased the 2006 sales and marketing budget by approximately $600,000 over the 2005 spending level to launch our products nationally and internationally through direct and indirect marketing channels. Initially, we will hire two additional sales personnel, expand our presence at trade shows, and launch print advertising campaigns. We have allocated $400,000 from the net proceeds of the sale of the minimum offering to fund some of the planned spending increases through June of 2006.

        We anticipate spending approximately $300,000 in April and May of 2006 to place orders for interactive tiles with our contract manufacturer with an expected delivery date in July of 2006 to support third quarter sales generated by our marketing campaigns.

        We have included approximately $450,000 in the 2006 research and development budget, exclusive of staff salaries and benefits, for the design, development and testing of a new generation of Lightspace products. A significant portion of this amount will be incurred in the first nine months of 2006. We did not budget nor did we incur expenditures for new product development in 2005. We have allocated $450,000 from the net proceeds of the sale of the minimum offering to fund a portion of the planned design, development and testing expenditures, including related staff salaries and benefits, through July 2006.

        We plan to use the balance of our proceeds from this offering, currently estimated at $542,000, for working capital. We expect that this amount will be used to support operations until such time as our revenues match or exceed our expenditures. If more than the minimum number of Units are sold, the additional $244,000 will be also be used as additional working capital.

        We will invest the net proceeds of this offering in short-term interest-bearing securities or money market funds pending use.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Our board of directors will determine any future payment of cash dividends depending on our financial condition, results of operations, capital requirements, general business condition and other relevant factors. If we issue preferred shares, although currently not anticipated, no dividends may be paid on our outstanding common stock until all dividends then due on our outstanding preferred stock have been paid.

CAPITALIZATION

        The following table sets forth the unaudited historical capitalization of Lightspace at September 30, 2005 and the pro forma capitalization of Lightspace as of that date after giving effect to the one for 2.5 reverse stock split of our common stock, the Preferred Conversion, the Debt Conversion and the Offering. This table should be read in conjunction with the related unaudited pro forma statements of financial position and operations and notes thereto, the historical financial statements and notes thereto, beginning on page F-1 of this Prospectus, and the description of the Preferred Conversion, Debt Conversion and Warrant Exchange beginning on page 29 of this Prospectus.

	September 30, 2005
	Unaudited Historical	Pro Forma	Pro Forma As Adjusted Minimum(2)	Pro Forma As Adjusted Maximum(3)
Short-Term Obligations:
Notes payable	$2,939,204	$237,381	$237,381	$237,381
Senior secured notes	1,000,000	1,000,000	—	—
Interest due on note obligations	413,039	9,578	—	—

Total short-term debt obligations	4,352,243	1,246,959	237,381	237,381

Stockholders' Equity (Deficit)
Preferred stock	13	—	—	—
Common stock, $.0001 par value, 35,000,000 shares authorized	244	268	812	844
Additional paid-in capital	2,092,466	4,802,030	8,694,386	8,937,604
Retained earnings (deficit)	(6,655,363)	(6,227,854)	(6,227,854)	(6,227,854)

Total stockholders equity (deficit)	(4,562,640)	(1,425,556)	2,467,344	2,710,594

Total Capitalization	$(210,397)	$(178,597)	$2,704,725	$2,947,975

Series A Preferred Stock Issued and Outstanding	133,732	—	—	—
Common Stock Issued and Outstanding	2,422,956	2,682,526	8,122,526	8,442,526
Stock Warrants and Options Issued and Outstanding	471,024	1,593,992	11,113,992	11,673,992

(1)
The unaudited selected financial data under the caption "Pro Forma" is presented as if the following transactions had occurred as of September 30, 2005: (i) a 1 for 2.5 reverse stock split of our common stock; (ii) the Debt Conversion, in which $1,401,000 principal amount of convertible notes and $1,300,823 principal amount of demand notes, held by stockholders and other entities, together with $403,461 of earned but unpaid interest thereon, will be converted into 1,544,865 shares of our common stock and Exchange Warrants to purchase 1,480,849 shares of common stock and a contingent note in the principal amount of $237,381; (iii) the Preferred Conversion, in which 53,493 shares of our Series A Preferred Stock will be converted into 160,479 shares of our common stock; and (iv) the Warrant Exchange, in which all Existing Warrants will be exchanged for Exchange Warrants to purchase an aggregate 41,063 shares of common stock. See "Certain Relationships and Related Transactions—Debt Conversion" and "—Preferred Conversion" beginning on page 29.

(2)
The unaudited selected financial data under the caption "Pro Forma As Adjusted (Minimum) is presented as if the transactions referred to in (1) above and sale of 680,000 Units, including the surrender of the Bridge Notes and all accrued interest thereon, occurred on September 30, 2005. Each Unit consists of (a) eight shares of common stock, (b) eight $1.00 Unit Warrants, (c) two $1.25 Unit Warrants and (d) two $1.63 Unit Warrants. Sale of 680,000 Units pursuant to the

  Minimum Offering will result in the issuance of 5,440,000 shares of common stock and warrants to purchase 9,520,000 shares of common stock. See "Description of Securities" beginning on page 32.

(3)
The unaudited selected financial date under the caption "Pro Forma As Adjusted (Maximum) is presented as if the transactions referred to in (1) above and sale of 720,000 Units, including the surrender of the Bridge Notes and all accrued interest thereon, occurred on September 30, 2005. Each Unit consists of (a) eight shares of common stock, (b) eight $1.00 Unit Warrants, (c) two $1.25 Unit Warrants and (d) two $1.63 Unit Warrants. Sale of 720,000 Units pursuant to the Maximum Offering will result in the issuance of 5,760,000 shares of common stock and warrants to purchase 10,080,000 shares of common stock. See "Description of Securities" beginning on page 32.

DILUTION

        At September 30, 2005, after giving effect to the Preferred Conversion and the Debt Conversion, Lightspace had a pro forma net tangible book value of a negative ($1,457,356), or approximately ($0.54) per share of outstanding common stock. "Net tangible book value" per share represents the amount of total tangible assets of the Company less total liabilities of the Company, divided by the number of shares of common stock outstanding on an as if converted basis. After giving effect to the receipt of the estimated net proceeds from the Company's sale of the 5,440,000 shares of common stock offered hereby, assuming the Minimum Offering, and 5,760,000 shares of common stock, assuming the Maximum Offering, at an assumed initial public offering price of $0.80 per share (based on a $6.40 per Unit offering price, assuming no value assigned to the Unit Warrants), the pro forma net tangible book value of the Company at September 30, 2005, would have been approximately $2,435,544 (assuming the Minimum Offering) and $2,678,794 (assuming the Maximum Offering) or $0.30 and $0.32 per share of common stock, respectively. This would represent an immediate increase in the net tangible book value of $0.84 per share, assuming the Minimum Offering, and $0.86 per share, assuming the Maximum Offering, to existing shareholders and an immediate dilution of $0.50 per share, assuming the Minimum Offering and $0.48 per share, assuming the Maximum Offering. This represents an immediate dilution in pro forma net tangible book value of approximately 62.5% and 60%, respectively, to new investors. "Dilution" is determined by subtracting net tangible book value per share after the Offering from the Offering price to investors. The following table illustrates this per share dilution to purchasers of Units in the Minimum Offering and Maximum Offering, respectively:

Minimum Offering:		Percentage of Offering Price
Assumed initial public offering price per share	$0.80
Net tangible book value per share as of September 30, 2005	$(0.54)
Increase in net tangible book value per share attributable to this offering	$0.84	105.0%
As adjusted pro forma net tangible book value per share after the offering	$0.30	37.5%
Dilution of net tangible book value per share to new investors	$0.50	62.5%
Maximum Offering:		Percentage of Offering Price
Assumed initial public offering price per share	$0.80
Net tangible book value per share as of September 30, 2005	$(0.54)
Increase in net tangible book value per share attributable to this offering	$0.86	107.5%
As adjusted pro forma net tangible book value per share after the offering	$0.32	40.0%
Dilution of net tangible book value per share to new investors	$0.48	60.0%

        The following table sets forth, as of September 30, 2005, on an as adjusted basis, the number of shares of common stock included in this offering assuming an initial offering price of $6.40 per Unit, the total consideration paid and the average price per share paid by our current stockholders and by the purchasers of common stock in this offering, before deducting the underwriting discounts and estimated offering expenses, and does not include the purchase of, or any exercise of, the Warrants offered by this Prospectus:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number(1)	Percent(2)	Amount	Percent
Our current stockholders (after giving effect to the Preferred Conversion and the Debt Conversion)	2,682,526	33.0%	$4,983,301	53.4%	$1.86
New investors	5,440,000	67.0%	$4,352,000	46.6%	$0.80

Total	8,122,526	100.0%	$9,335,301	100.0%	$1.15

(1)
Reflects actual shares issued and outstanding on September 30, 2005, and assumes no exercise of options, Unit Warrants or Exchange Warrants.

(2)
If the maximum offering is sold, our existing stockholders would own 31.8% and our new investors would own 68.2% of the total number of shares of our common stock outstanding after this offering.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

        The following table presents selected historical information with respect to operations and financial position of the Company at the dates indicated. This table should be read in conjunction with the historical financial statements and the related notes to such statements, management's discussion and analysis of the results of operations and financial condition, the pro forma statements of financial condition and results of operations and the related notes to such statements, and the description of the reorganization and sale of Units as included in this Prospectus.

	Year Ended December 31,		Nine Months Ended September 30,
	2003	2004	2004	2005
			Unaudited
Operations:
Revenues	$—	$380,521	$347,346	$966,435
Product cost	—	663,441	468,987	742,089

Gross margin	—	(282,920)	(121,641)	224,346

Research and development	214,004	1,543,653	1,241,991	706,110
Selling and marketing	67,734	1,005,569	692,276	461,041
General and administrative	192,975	1,043,649	817,885	593,105

Total operating expenses	474,713	3,592,871	2,752,152	1,760,256

Operating loss	(474,713)	(3,875,791)	(2,873,793)	(1,535,910)

Interest (expense)—net	(4,957)	(228,586)	(91,284)	(430,745)

Net loss	$(479,670)	$(4,104,377)	$(2,965,077)	$(1,966,655)

Financial Position:
Cash	$1,133,896	$47,546	$96,350	$205,575
Total assets	1,284,204	463,883	463,599	519,403
Notes payable	237,000	2,364,247	2,002,310	3,939,204
Total liabilities	426,272	3,292,917	2,444,256	5,082,043
Stockholders' equity (deficit)	857,932	(2,829,034)	(1,980,657)	(4,562,640)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION

        Lightspace provides interactive lighting entertainment products to retail stores, family entertainment centers, theme parks, fashion shows, nightclubs, special events, stage lighting & sound, health clubs and architectural lighting and design. Our current product lines include: (a) Lightspace Play, an interactive 36 tile gaming platform for children and adult recreation; (b) Lightspace Dance, an interactive floor, generally in sizes of 86 tiles and larger, that displays customizable lights and effects; and (c) Lightspace Design, an interactive tile system that displays customizable lights and video effects that can be mounted on any flat surface.

        Lightspace received the first significant investor equity funding, $1,386,000, in July and December of 2003 and commenced operations. With this funding, and an additional funding of $600,000 through the issuance of convertible notes in April 2004, we were able to engage contract manufacturers for the initial production run of 100 interactive tiles and subsequent production of interactive tiles, hire sales and marketing staff, introduce the Lightspace products at trade shows, expand the research and development department personnel and budget, and lease facilities for operations.

        From December 2003 to June 2004, Lightspace increased employment levels from 5 employees to 27 employees to pursue sales leads and opportunities, to support the installation and maintenance our products, and to design improvements to the current product and to develop new product offerings. Lightspace's initial product offering, Lightspace Dance, was complemented with the introduction of Lightspace Play during this period.

        In March of 2004, we began to experience significant manufacturing problems at the contract manufacturer. The manufacturing problems encompassed design errors, faulty parts and improper assembly. These problems increased the production cost and significantly reduced the yield of finished interactive tiles. The reduction in available finished product restricted the company from selling products to customers and pursuing sales leads. These manufacturing problems continued until product design changes and quality control procedures were implemented in 2005. The effect of the manufacturing problems and consequent lost sales resulted in Lightspace using more cash resources than planned for a longer period of time to fund operations and product improvements. Our cash situation had become critical, and by September of 2005, employment levels had decreased to 11 employees. More significantly, without the required funding, Lightspace was unable from March of 2005 to September 2005 to engage a contract manufacturer for the production of interactive tiles.

        Commencing in 2004 through September of 2005, we sought to attract additional significant investor financing. While a number of internal and external funding rounds were closed during this period, the most notable being a $435,000 issue of convertible notes in November and December of 2004 and January of 2005, the funding rounds did not provide sufficient capital to support the restart of production of interactive tiles. In September of 2005, Lightspace commenced borrowing on a short-term secured basis from a group of new investors. The Bridge Notes provide that the amounts borrowed will be converted at the same terms and conditions included in our next significant sale of equity securities. The Bridge Notes are secured by all of the assets of Lightspace. As of February 6, 2006, we had drawn down an aggregate of $2,150,000 under this security agreement. This round of funding provided Lightspace with sufficient capital to restart in the fourth quarter of 2005 the production of interactive tiles. We expect to have 500 interactive tiles available for sale in the first quarter of 2006, with additional interactive tiles scheduled for manufacturing completion in the second quarter of 2006.

Revenues

        Lightspace commenced operations in the latter half of 2003 and recorded its first sale in January of 2004. Initially, our sole product offering was Lightspace Dance. During the March quarter of 2004,

Lightspace introduced the Lightspace Play product. Revenue from the sale of products in 2004 was $332,117. There were 5 product installation sites, representing 466 interactive tiles, comprised of three Lightspace Dance installations and two Lightspace Play installations. Other 2004 revenue in the amount of $48,404 represents income associated with short-term rentals of Lightspace products and the recognition of deferred maintenance revenue on a straight-line basis over the term of the contract.

        For the nine months ended September 30, 2005 product sales aggregated $946,326 and other revenue, principally deferred maintenance revenue, aggregated $20,109. There were 14 product installation sites, representing 1,370 interactive tiles, comprised of five Lightspace Dance installations and nine Lightspace Play installations.

        All 2004 product sales were made to customers in the United States. Sales of products and recognition of deferred maintenance revenue for the nine-months ended September 30, 2005 were made to customers in the United States, $715,421, and to international customers, $251,014, including $119,837 in sales to customers located in Canada. In each period, due to the large dollar value of certain sales and the level of sales volume, we had multiple customers that each comprised more than 10% of revenues or accounts receivable.

Product Cost and Gross Margin

        For the 2004 year and the nine-months ended September 30, 2005, Lightspace recorded gross margins of a negative $282,920, or (74%), and a positive $224,346, or 23%. Due to the low dollar volume of sales, these margin rates are not representative of margin rates that may be achieved if we achieve higher volume levels.

        Product cost includes the direct cost of materials, associated freight charges, and the allocated per unit cost of the contractor's manufacturing labor, overhead and profit associated with products sold. For the most part, these costs are variable and increase or decrease with volume. Product cost also includes Lightspace's personnel and related expenses assigned to manufacturing and customer service. These latter costs tend to be a fixed cost that decreases on a per unit basis as volume increases. Our product cost estimates at planned volume levels project a per interactive tile cost of less than 50% of associated revenue, and reciprocally, a gross margin percentage in excess of 50%.

Operating Expenses

        Research and development, sales and marketing and general and administration expenses in 2004 increased significantly to $3,592,871 from the 2003 level of $474,713. The principal components of this increased spending were the addition of 15 employees to these departments from December 2003 to June 2004, rental of office space in March of 2004 at approximately $26,000 per month, increased marketing trade show expenditures, and the expansion of the research and development project budget for product design improvements and development of new products.

        In March of 2004, as previously mentioned, Lightspace began to experience production problems in the manufacturing of the interactive tiles. The consequences of the manufacturing problems, the lack of saleable inventory and higher production costs, coupled with our inability at that time to secure adequate financing, required us to significantly reduce spending in all departments to conserve cash. As a result, company wide employment levels were reduced from a high of 27 employees at June 30, 2004 to 11 employees at September 30, 2005. In addition to the reduction of employees, Lightspace was required to significantly reduce all other departments' spending. The resulting affect of these cash conservation measures was that departmental expenditures for the nine-months ended September 30, 2005 were $1,760,256, approximately $1,000,000 less than such expenditures, $2,752,152, in the corresponding period of 2004.

Income Taxes

        At September 30, 2005, we had operating loss carryforwards of approximately $5,830,000 available to offset future taxable income for United States Federal and state income taxes purposes. The United States Federal operating loss carryforwards expire commencing in 2021 through 2026. The state operating loss carryforwards expire commencing in 2007 through 2011. The deferred tax asset related to the operating loss carryforwards, tax credits and other items deductible against future taxable income approximated $1,927,000 and $2,685,000 at December 31, 2004 and September 30, 2005, respectively. Lightspace has provided valuation allowances at those dates equal to the full amount of the deferred tax asset, and will continue to fully reserve the deferred tax asset until it can be ascertained that all or a portion of the asset will be realized.

        Our ability to use the loss carryforwards to offset future taxable income is subject to restrictions enacted in the United States Internal Revenue Code of 1986 (the "Code"). These restrictions severely limit the future use of the loss carryforwards if certain ownership changes described in the code occur. Based upon information available, Lightspace does not believe that recent historical changes in stock ownership have resulted in limitations in the use of the loss carryforwards. The combined effect of the Preferred Conversion, the Debt Conversion, the Warrant Exchange and the Offering may result in stock ownership changes that under the Code severely limit the use of the operating loss carryforwards. Therefore, in future years, we may be required to pay income taxes even though significant loss carryforwards exist.

Liquidity and Cash Flow

        Lightspace has incurred net operating losses and negative operating cash flows since inception. As of December 31, 2004 and September 30, 2005, we had accumulated deficits of $4,688,708 and $6,655,363 respectively, and a stockholders' deficit of $2,829,034 and $4,562,640, respectively. Lightspace expects to incur additional losses and negative operating cash flows through the remainder of 2005 and the first six months of 2006. We will continue thereafter to incur losses and negative operating cash flows unless sufficient capital is raised whereby we can fund the production of inventory and other working capital needs, expand its sales and marketing efforts and pursue its business development plan.

        Lightspace has funded its operations through September 30, 2005 through the issuance of common stock, Series A Preferred Stock, borrowings from stockholders and others pursuant to Existing Notes and Bridge Notes, and sales of Lightspace products. In September of 2005, we commenced borrowing on a short-term secured basis from a group of new investors. The Bridge Notes issued under the security agreement bear interest at 8% and had an original maturity date of October 15, 2005. On November 15, 2005, the security agreement was amended to: (1) extend the maturity date to February 15, 2006; (2) transfer a $250,000 secured note obligation of the Company under the terms of this Agreement; and (3) provide for additional borrowing. At February 6, 2006, Lightspace had drawn down an aggregate of $2,150,000 under the security agreement. The Bridge Notes provide that the amounts borrowed, including accrued interest, will be converted at the same terms and conditions included in our next significant sale of equity securities. We expect to extend the maturity of the Bridge Notes to enable this Offering.

        We believe that the completion of this Offering, together with anticipated revenues from sales of other products, will be sufficient to meet our liquidity requirements through February 2007. Lightspace's long-term success is dependent on obtaining sufficient capital to fund its operations and development of its products, bringing such products to the worldwide market, and obtaining sufficient sales volume to be profitable. To achieve these objectives, we may be required to raise additional capital through public or private financings or other arrangements. It can not be assured that such financings will be available on terms attractive to Lightspace, if at all. Such financings may be dilutive to stockholders and may contain restrictive covenants.

Recent Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123(R), Share-Based Payment. This statement addresses accounting for stock-based compensation arrangements, including shares issued to employees and directors under various stock-based compensation arrangements. This statement will require us to use the fair value method, rather than the intrinsic-value method, to determine compensation expense for all stock-based arrangements. Additionally, Lightspace will no longer be permitted to calculate stock-based compensation utilizing the minimum value method. This statement is effective for the Company in 2006 for all prospective grants of stock-based compensation awards. We have not yet determined the effect that the adoption of this statement will have on its financial position and results of its operations, although compensation costs recognized in operations will increase from historical levels for all prospective awards granted.

Critical Accounting Policies and Estimates

        The financial statements of Lightspace are prepared in conformity with accounting principles generally accepted in the United States of America. These accounting principles require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. Lightspace is also required to make certain judgments that affect the reported amounts of revenues and expenses during the reporting period. On an on-going basis, we evaluate our estimates and the process under which those estimates are formulated. Lightspace develops its estimates based upon historical experience as well as assumptions that are considered to be reasonable under the circumstances. Actual results may differ from these estimates.

        We believe that the following critical accounting policies impact the more significant judgments and estimates used in the preparation of the financial statements:

        Revenue Recognition.    Lightspace recognizes revenue from the sale of its entertainment systems when all of the following conditions have been met: (1) evidence exists of an arrangement with the customer, typically consisting of a purchase order or contract; (2) our products have been delivered and risk of loss has passed to the customer; (3) we have completed all of the necessary terms of the contract including but not limited to, installation of the product and training; (4) the amount of revenue to which we are entitled is fixed or determinable; and (5) we believe it is probable that it will be able to collect the amount due from the customer. To the extent that one or more of these conditions has not been satisfied, Lightspace defers recognition of revenue. Revenue from maintenance contracts is recorded on a straight-line basis over the term of the contract. An allowance for uncollectible receivables is established by a charge to operations, when in our opinion it is probable that the amount due to Lightspace will not be collected.

        Warranty Reserve.    Our products are generally warranted against defects for twelve months following the sale. Reserves for potential warranty claims are provided at the time of revenue recognition and are based on several factors including historical claims experience, current sales levels and Lightspace's estimate of repair costs.

BUSINESS

        The following section should be read in connection with our summary historical financial information beginning on pages 4 and 19, the "Use of Proceeds" beginning on page 14 and our financial statements and related notes beginning on page F-1 of this Prospectus. This description of our business contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ substantially from those anticipated in any forward-looking statements included in this discussion as a result of various factors, including those set forth in "Risk Factors" beginning on page 8 and elsewhere in this Prospectus.

Corporate Overview

        Lightspace was formed as a Delaware corporation on August 13, 2001. Our principal business is researching, designing, developing, marketing and selling immersive, interactive environments, called "Lightspace" systems, comprised of patent pending hardware and software technologies designed and developed by us that integrate light, sound and movement. Since our formation, our principal activities have consisted of product research, design and development, market research, business planning, marketing, sales, and distribution of our products.

Technology

        The core component of the Lightspace product set is a pressure-sensitive, display panel technology that converts everyday surfaces such as floors, walls, bar tops, tabletops and ceilings into customizable, adaptable, interactive display, gaming, fitness or educational platforms. Through the integration of light, sound and movement, Lightspace technology enables an infinite number of patron-driven experiences for businesses that entertain and engage people. We have completed development and manufacturing of the first generation of Lightspace systems and are now actively engaged in the manufacturing, marketing and distribution of our products.

        Our product development strategy is focused on increasing product functionality and in reducing product cost. The current version of the product consists of interactive tiles and static tiles, both of which use a four-inch by four-inch pixel size. The tiles display millions of discrete colors using Red-Green-Blue light emitting diodes (RGB LEDs), are pressure sensitive and are interconnected via a network. In addition to the tiles, the product is deployed with a control station which controls the network connections and a vinyl covering to protect electronics in the tiles from exposure to liquids.

        Part of our product development process has focused on reducing the cost of the current tile design over time. Over the period of 2004-2005, we reduced the cost to manufacture each tile by approximately 15%. We anticipate that additional measures, including overseas manufacturing, new product designs and higher volume production may produce further cost reductions.

        Lightspace Interactive System.    The Lightspace Interactive Surface (LIS) consists of the interactive Lightspace Tile System, the Lightspace Control Station and the Lightspace Management System (LMS) which includes software, games and effects packages. The LIS can display lights, effects, images, logos and video in response to the location and movement of participants within its perimeter. The LIS can integrate with existing products and technologies such as sound boards, lighting consoles, display devices (TV screens, projectors, etc.), video servers and industry standard protocols, such as Digital Multiplexing (DMX) and Musical Instrument Digital Interface (MIDI).

        Lightspace Tiles.    Lightspace Tiles are software driven, LED illuminated and interactive. The tiles can be installed on floors, walls, ceilings and other surfaces such as bar tops and dance cubes. Tiles can be mounted in both surface and recessed configurations and may be interactive or static. Each interactive tile is an individually addressable node, driven by the Lightspace Control Station and

Management Software via physical network connections. Static tiles are white-light tiles that can be utilized as backlight signage to display logos, advertisements, or promotions.

        Each 16-inch by 16-inch tile is two-and-a-half inches high and consists of 16 individual four-inch by four-inch pixels displaying millions of discrete colors by using color matched RGB LEDs. Multiple tiles are mounted in an array to create the Lightspace Interactive Surface. The tiles are manufactured from high-strength polycarbonate, allowing each tile to withstand 3000 lbs. of load. Power is distributed from tile to tile via a fault tolerant distribution array. One power supply can support up to 100 tiles with the ability to connect power supplies in parallel for installations of larger sizes.

        Lightspace Control Station with Lightspace Management System (LMS).    The Lightspace Control Station with LMS is an integrated hardware/software product that creates, stores and plays interactive and non-interactive "Lightsofts" (programmed light effects), "Lightshows" (programmed combinations of Lightsofts) and games on the LIS. The LMS is comprised of the Visual Display Interface (VDI), allowing the user to control and change Lightsofts at will by manipulating customization parameters, the Lightsoft Creator and Lightshow Creator software that collectively facilitate the management, creation and control of Lightsofts and Lightshows. The system can run both manually and automatically, providing users with complete control and versatility. In addition to the visual features described above, the LMS has several diagnostic tools that verify functionality and calibrate the LIS.

Markets

        Lightspace systems are designed to serve a wide variety of markets in many applications, such as: "smart surface" sports training, interactive dance floors, guided navigation through public spaces, "smart rooms," video games built in to walls and floors played through movement of the whole body ("exergaming" or "exertainment"), combining education with physical activity ("edutainment"), sports arena surfaces, military or other training simulations and Las Vegas-style gaming.

        Our current customers are in the markets of retail stores, family entertainment centers, special event agencies, nightclubs and high-end home consumers. Further markets under development or consideration in the near term include location based entertainment, trade show exhibits and designs, architects and designers, museums and science centers, child care and fitness centers.

Initial Markets Already Entered

        Family Entertainment Centers.    Family entertainment centers (FECs) are leisure facilities encompassing multiple anchor attractions, offering activities from bowling, video games and miniature golf to go-karts, batting cages and skating rinks. FECs may range in size from small indoor play facilities for young children to multiple-acre facilities offering indoor and outdoor activities for participants of all ages. In 2003, there were approximately 10,000 FECs worldwide, with 8,100 located in the United States. We specifically developed Lightspace Play, a suite of interactive games for the LIS, to address this market.

        Rental Agencies.    The rental industry can be subdivided into party and special event rentals and advertising, promotional and trade show services.

        The party and special event rental sector services high-end bar-bat mitzvahs, birthday parties, children's events, weddings, fund-raisers and other family or community events. In addition to revenue gained through purchases of Lightspace systems by small businesses operating in this sector, we anticipate that revenue may also be generated through system upgrades, maintenance contracts, and new software content packages.

        The advertising, promotional and trade show services sector includes high-end public and corporate promotional event planners. The scale of both the businesses operating in this sector and the events themselves tend to be significantly larger when compared to the party and special events rental sector.

Lightspace believes that our products can continue to be sold or leased to numerous event planners to be used at various high-end corporate and private events. Due to the nature of these events, extremely large floors and custom applications are often required, which offer the potential for high sales and rental prices.

        Nightclubs.    According to Dun & Bradstreet, there are 5,373 drinking establishments in the United States that are designated as nightclubs and discotheques, where the primary entertainment activity is dancing. Additionally, there are approximately 8,500 lounges and clubs where dancing takes place but is not the primary entertainment activity of the establishment. Using LED and pressure sensing technologies, Lightspace Dance was developed specifically to provide a unique interactive product for this market.

Marketing and Sales

        Lightspace actively markets its interactive lighting and entertainment products to industries including family entertainment centers, special events, interior and architectural design and nightclubs. Lightspace systems are sold in standard sizes ranging in price from $30,000 to $120,000 and custom designed installations many times larger or smaller, with a price point determined by the size and customization work required for each installation. A limited amount of marketing has been done to date due to very tight budget requirements and has consisted primarily of trade shows and internet advertising. Sales are conducted through a combination of internal sales people, external sales representatives and limited dealership channels.

        Lightspace Interactive Surfaces are currently divided into three specific products lines:

  •
  Lightspace Play is an entertainment system that creates a unique interactive gaming platform that combines lighting and interactive technologies to produce a recreational experience for children and adults.

  •
  Lightspace Dance enhances the club experience by offering interactive dance floors, dance cubes, bar tops or runways and walls that respond to club goers movements upon the surface.

  •
  Lightspace Design is an illuminated, interactive tile system displaying customizable light and video effects that can be mounted on practically any flat surface and used for a variety of purposes.

        In the second quarter of 2006, Lightspace intends to launch a redesigned corporate website highlighting the division of the product lines and addressing the requirements of a publicly traded company. Additionally, each product line will have its own micro-site catering to its specific audience utilizing targeted messaging, branding, advertising and images. We anticipate that these micro-sites will be launched late in the second quarter of 2006.

        We anticipate that approximately 28% of our marketing budget, excluding personnel costs, will be spent on tradeshows, with approximately 80% of our sales coming directly or indirectly from those tradeshows. Five primary tradeshows have been selected for 2006 that target key potential clientele within our current markets and a portion of our budget has already been allocated to tradeshow booth design and fabrication. Approximately 10% of the marketing budget will be spent upon print advertising; Lightspace has identified a number of print publications that cater to the specific markets we serve. The remainder of the budget will be distributed between internet advertising, marketing materials and collateral, photo shoots, video shoots, public relations and other marketing costs.

Competition

        We believe that Lightspace is the first company to develop and offer modularized, illuminated, display surfaces for floors, walls, bar tops, tabletops and ceilings that are adaptable, pressure sensitive and responsive to human touch. Other companies offer LED display panel technology products or interactive environments using alternative approaches to ours. For example, Element Labs, Inc. currently sells a non-interactive display tile and Reactrix Systems, Inc. currently sells an interactive environment using a projection and camera-based system of limited size. However, we are not aware of any commercial products similar to Lightspace Interactive Tiles.

Research and Development

        During the 2006 fiscal year we plan to continue to invest in our research and development efforts. By applying our research and development across all our products and markets, our strategy is to develop cost-effective interactive tiles and rapidly bring them to market. Our next generation product development is taking shape as we are leveraging new technological changes in our industry and in the markets in which we sell our products. We anticipate that our next generation product line will have a variety of new state-of-the-art capabilities and enhancements in hardware, software, mechanical, and optical components.

        Moreover, the development of new products has required, and will require, that we expand our engineering team by additional engineering staff and by hiring subcontractors and consultants to leverage their specific expertise. We anticipate spending $400,000 in fiscal 2006, in addition to staff salaries, in research and development in connection with our efforts to expand our product offerings.

Manufacturing

        Lightspace has made a strategic decision to outsource its manufacturing and depends upon a network of vendors, custom parts suppliers, and contract manufacturers to produce its products. We intend to monitor the cost-effectiveness of our vendor network and, when possible, streamline our supply chain to reduce cost, identify and establish relationships with second and third sources for critical materials and services, and ensure ready availability for increasing demand.

Operations

        We are planning to outsource some activities, in whole or part, such as manufacturing, telemarketing, public relations, infomercial production, fulfillment and shipping. We have established relationships with third party shipping and logistics firms to enable rapid, low cost distribution of our product to customer sites.

Product Warranty and Return Policy

        Lightspace provides a limited warranty to all customers for a period of one year from the date of acceptance. Lightspace warrants that the unaltered products will substantially conform to the applicable specifications. During the warranty period, products may be returned for service under our established RMA process and procedures. Pursuant to our warranty, Lightspace's sole and exclusive liability is, at Lightspace's option, to repair, replace, or refund the fees paid for the defective products.

Intellectual Property

        Lightspace has filed for a number of domestic and international patents covering core aspects of our technology, all of which are currently pending. We have also filed applications for trademark protection in the United States for the mark "Lightspace," and endeavor to develop goodwill in this mark as we market and sell our products.

Governmental Regulation and Certification

        To the best of our knowledge, we believe that we are complying with United States regulations concerning the lighting, video and sound systems.

Personnel

        We currently employ 17 persons on a full-time basis. In addition, we contract for the services of two consultants, including James Louney, our Chief Financial Officer. We believe that our employee relations are good. We intend to continue to conduct our business primarily using employees and consultants. We anticipate that we will replace the two consultants with full time employees and further expand our workforce during 2006, including the addition of three employees to manufacturing and operations, two employees to sales, two employees to research and development, and a permanent CFO/Controller.

Facilities

        Lightspace's corporate headquarters are located in Cambridge, Massachusetts. Lightspace currently occupies about 12,153 square feet of space for office and research and development. While our facilities appear adequate for the foreseeable future, we may add space to meet future growth as needed. Upon expiration of our current lease, we believe that we will be able to either renew our existing lease or arrange for a new lease in nearby locations on acceptable terms.

MANAGEMENT

Directors and Officers

        The following table shows the names and ages of our directors and executive officers and the positions they hold with Lightspace. Our bylaws provide that directors are elected at our annual stockholders meeting, at a special stockholders meeting called for such purpose or in the event of a vacancy by the majority vote of the remaining directors and hold office until the next annual stockholders meeting and until their successors are elected and qualified. Our bylaws provide that the board of directors shall consist of such number of members as the board may determine from time to time, but not less than one and not more than thirteen. Our board of directors currently consists of two individuals. Executive officers are selected by the board of directors and serve at its discretion.

Name	Age	Position with Lightspace
Andrew Kennedy Lang	39	Chief Executive Officer, Co-Founder, Chairman of the Board
Gary Florindo	29	Vice President of Sales and Director
James Louney	60	Chief Financial Officer
Yigal Banker	54	Senior Vice President of Engineering and Operations
Tim Brown	36	Vice President of Business Development and Marketing

        Andrew Kennedy Lang is our Chief Executive Officer and the software architect for our Lightspace technology. Lang is an experienced entrepreneur and computer scientist whose prior experience includes the founding in 1995 of WiseWire, the Internet software agent company. After a successful sale of the company in 1998 to Lycos (now Terra Networks), Mr. Lang became the Lycos Chief Technology Officer, where he was responsible for technology strategy and advanced product development. In 2000, Mr. Lang left Lycos to create a technology investment group, 100x Ventures, where he served as Chief Executive Officer to foster development of new, innovative technology companies. In 2001, Lang began development of the idea for the Lightspace Interactive System. Mr. Lang graduated from Duke University with degrees in Electrical Engineering, Computer Science, Mathematics and Physics and holds a Masters degree in Computer Science from Carnegie Mellon University.

        Gary Florindo has served as our Vice President of Sales since May 2004 and on our board of directors since July 2005. Mr. Florindo has over ten years experience in sales and business development, primarily in computer software and hardware, networking, professional services and infrastructure management. Prior to joining Lightspace, Mr. Florindo was a Senior Account Executive with Fiberlink Communications, Inc. from 2002 to 2003 and Cable & Wireless PLC from 2003 to 2004. From 2001 to 2002, Mr., Florindo was a national account manager for Digex, Inc. and the Director of Web Hosting Sales with PSINet, Inc. from 1998-2001. Mr. Florindo attended Salve Regina University in Newport, Rhode Island, where he studied business administration and computer science.

        James Louney has served since October 2005 as our Vice President and Chief Financial Officer through a contract with Accountability Outsourcing, Inc. where he is employed as a financial consultant. Prior to joining Accountability, from 1999 to 2004, he was Chief Financial Officer for Ion Optics, Inc., a developer and manufacturer of low-cost silicon based infrared gas sensors. From 1977 to 1999, Mr. Louney was Chief Financial Officer for Storage Computer Corporation, a manufacturer of data storage systems. Mr. Louney holds a Bachelor of Science in Business Administration from Boston College and is a certified public accountant.

        Yigal Banker has served as our Senior Vice President of Engineering and Operations since September 2005. Mr. Banker has over thirty years of extensive management, engineering and operations experience in the high tech industry, primarily with advanced data networking and digital imaging technologies, product development, operations and program management. Prior to joining Lightspace, Mr. Banker was a Vice President with Actuality Systems, Inc. from 2004 to 2005 where he was responsible for all product development activities, including hardware, software, optical, mechanical, quality assurance, systems engineering and operations. From 2001 to 2003 Mr. Banker was Vice President of Engineering at ArcPoint Systems, of which he was also a founder, a startup company and leading developer of enterprise Storage Area Network products. From 2000 to 2001, Mr. Banker was a Vice President of Business Development with Charlotte's Web Networks. Previously Mr. Banker held key management and engineering positions with Avici, 3Com, Chipcom and Scitex. Mr. Banker holds an MBA from Northeastern University Boston, MA and a Bachelor's degree in Computer Science from the Technion—Israel's Institute of Technology. Mr. Banker holds two patents in data communication and in digital imaging and several other pending patents in 3D display technologies and is a valued IEEE member for over 16 years.

        Tim Brown has served as our Vice President of Business Development and Marketing since May 2004. Mr. Brown has over 15 years of management, business development, sales and marketing experience within e-commerce, consumer products, Internet and entertainment industries. Prior to joining Lightspace, Mr. Brown was Vice President of Sales and Marketing with Orbit Communications from 2003 to 2004, a leading e-commerce and internet services company, where he was responsible for all sales and marketing operations. From 2000 to 2002, Mr. Brown held the position of Vice President, Business Development, Sales and Marketing for DotClick Corporation, a startup company and leading online personalization and data mining service for entertainment, consumer product and retail industries. Prior to that, Mr. Brown was a founder and Managing Director of Skyscraper Productions, a European based media marketing company focused on promotion and development of products within the entertainment, retail, consumer products and new media industries.

Compensation of Directors and Management

        Management directors who are employed by Lightspace do not receive any separate compensation for serving in their capacity as directors. No assurance is made that compensation may not be required to be offered to obtain qualified outside directors.

Employment and Consulting Agreements

        We currently have no employment agreements with members of our management team.

Management Compensation

        The following table sets forth all compensation for the calendar years 2002, 2003 and 2004 awarded to, earned by, or paid to our Chief Executive Officer. No other executive officer of Lightspace was paid in excess of $100,000 in the year presented.

Name and Principal Position At Year End	Year	Salary (1)(2)
Andrew Kennedy Lang Chief Executive Office, President and Director	2004 2003 2002	$69,737 3,232 —

(1)
Mr. Lang did not take a salary from us during calendar year 2002. In calendar years 2003 and 2004, Mr. Lang received salary payments form us at reduced levels and on an intermittent basis. Mr. Lang's salary continued at these reduced levels until September 2005, when his salary was increased to $250,000 per year. Mr. Lang received no bonus or other compensation during the years presented.

(2)
Mr. Lang. receives the same fringe benefits (health, dental and disability insurance and vacation) as is provided to other employees of Lightspace. We have a 401K Plan, but do not match contributions.

        In addition, we issued warrants to purchase 5,463 shares of common stock at an exercise price of $7.50 per share to Mr. Lang in 2004 (in connection with a loan from Mr. Lang to Lightspace) and warrants to purchase 15,130 shares of common stock at an exercise price of $7.50 per share in 2005 (in connection with Mr. Lang's issuing a personal guarantee for certain Lightspace indebtedness).

        No other executive officer of Lightspace was paid in excess of $100,000 in the fiscal years 2002, 2003 and 2004.

        In September 2005, our stockholders and Board of Directors approved the 2005 Stock Incentive Plan. The plan provides that the Board of Directors may grant up to 72,080 incentive stock options and/or nonqualified stock options to officers, directors, and key employees and to nonemployee officers, directors and consultants. The plan provides that the exercise price of each option must be at least equal to the fair market value of the common stock at the date such option is granted. For grants to an individual who own more than 10% of the outstanding common stock of Lightspace, the exercise price must be 110% of fair market value at the time of grant. Options granted under the plan expire within ten years or less from the date of grant and vest over a period not to exceed four years. We have reserved 72,080 shares of common stock for issuance under the plan.

        The Board of Directors determined the fair market value of the common stock at the date of grant after considering an extensive range of factors. Such factors include, among others, Lightspace's financial performance to date, our future prospects and opportunities.

        In September 2005, Lightspace granted options to purchase all 72,080 shares of common stock authorized under the plan to officers, a director, employees and a consultant at an exercise price of $.83 per option, the fair market value of Lightspace's common stock on the date the grant was made. The options vest at stipulated dates over a period not exceeding four years and expire in ten years. As of February 6, 2006, 28,485 options were exercisable at a weighted average exercise price of $.83.

Director Liability and Indemnification

        Under Delaware law and our by-laws, we are required to indemnify our officers, directors, employees and agents in certain situations. As permitted by Delaware statutes, our articles of incorporation eliminate in certain circumstances the monetary liability of our directors for a breach of their fiduciary duties. These provisions do not eliminate a director's liability for:

  •
  Any breach of the director's duty of loyalty to the corporation or its stockholders

  •
  Acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law

  •
  Under Section 174 of Title 8 of the Delaware code

  •
  Any transaction from which the director derived an improper personal benefit

        As to indemnification for liabilities arising under the Securities Act for directors, officers or persons controlling Lightspace, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The following transactions were or will be entered into with our executive officers, directors and 5% or greater stockholders. These transactions may or will continue in effect and may result in conflicts of interest between us and these individuals. Although our executive officers and directors have fiduciary duties to us and our stockholders, we cannot assure that these conflicts of interest will always be resolved in our favor or in the favor of our stockholders.

Exchange Agreement

        As a condition to this offering, the underwriter required that the Existing Notes, Series A Preferred Stock and Existing Warrants be converted or exchanged for shares of common stock and Exchange Warrants to purchase shares of common stock. On February 9, 2006, we entered into the Exchange Agreement with holders of Existing Notes, Series A Preferred Stock and Existing Warrants to provide for the terms of the Debt Conversion, Preferred Conversion and Warrant Exchange. Pursuant to the Debt Conversion, as described below, holders of Existing Notes will receive an aggregate of 1,544,865 shares of common stock and Exchange Warrants to purchase 1,480,849 shares of common stock at exercise prices ranging from $0.80 to $7.50 per share in upon conversion of their Existing Notes and any warrants issued in conjunction therewith. Pursuant to the Preferred Conversion, holders of Series A Preferred Stock will receive 160,479 shares of common stock in exchange upon conversion of their Series A Preferred Stock and warrants to purchase Series A Preferred Stock. Pursuant to the Warrant Exchange, holders of Existing Warrants will receive Exchange Warrants to purchase 41,063 shares of common stock at an exercise price of $7.50 per share.

Debt Conversion

        Commencing April 2004, Lightspace issued the Existing Notes, which include $1,401,000 in principal face amount of convertible notes held by both stockholders and other entities and $1,538,204 in principal face amount of demand notes also held by both stockholders and other entities. Pursuant to the Exchange Agreement described above, and conditioned upon the completion of the Minimum Offering, the holders of the convertible Existing Notes will receive 676,333 shares of common stock and Exchange Warrants to purchase 108,534 shares of common stock upon conversion of their Existing Notes and any warrants to purchase common stock or Series A Preferred Stock issued in conjunction therewith. The original stipulated conversion ratios of the convertible Existing Notes, which ranged from $1.75 to $17.25, were renegotiated to range from $0.85 to $5.00. The original conversion ratio would have resulted in the issuance of 305,788 shares of common stock. The Exchange Warrants have an exercise price of $7.50 per share and expire in five years. The warrants originally issued in conjunction with certain of the Existing Notes would have required Lightspace to issue 75,266 shares of common stock at exercise prices ranging from $12.50 to $25.63 per share.

        Also pursuant to the Exchange Agreement, holders of demand Existing Notes will receive 868,532 upon conversion of their Existing Notes, except for $237,381 in principal amount of the Existing Notes which will be exchanged for the Lang Note as described below. The demand Existing Notes are being converted at negotiated rates ranging from $0.85 to $3.00. The Exchange Warrants issued to holders of demand Existing Notes have exercise prices that range from $0.80 to $7.50 per share and expire in five years.

Preferred Conversion

        In December, 2003 and the third and fourth quarters of 2004, Lightspace sold 100,000 and 33,732 shares, respectively, of its Series A Preferred Stock for $1,025,000 and $345,754, respectively, in private placements to unrelated investors (with the exception of Pankaj Tandon, a major stockholder, who purchased 124,390 shares of Series A Preferred Stock). Pursuant to the Exchange Agreement, all shares of the Series A Preferred Stock will be converted into 160,479 shares of common stock. The original stipulated conversion ratio of the Series A Preferred Stock, one share of common stock for one share of Series A Preferred Stock (or 0.4 share of common stock for one share of Series A Preferred Stock after giving effect to the one for 2.5 reverse stock split), was renegotiated and modified to provide a conversion ratio of three shares of common stock for one share of Series A Preferred Stock.

Lang Note

        $237,381 in principal amount of Existing Notes held by Mr. Andrew Kennedy Lang, the CEO and a director and principal stockholder of Lightspace, will be converted into a $237,381 contingent promissory note (the "Lang Note"). The Lang Note bears interest at an annual rate of 8% and is payable by us only if we achieve two consecutive quarters of positive EBITDA (i.e., earnings before interest, taxes, depreciation and amortization), aggregating at least $1,000,000, or we raise in a registered public offering of equity cash proceeds of at least $10 million prior to December 31, 2008. If those conditions are not met by December 31, 2008 or Mr. Lang ceases to be employed by Lightspace (other than due to termination without cause) by such date, the Lang Note will be void. In addition, Lightspace issued to Mr. Lang warrants to purchase 361,252 shares of common stock at an exercise price of $0.80 per share. The warrants expire in five years, unless the terms for payment of the Lang Note are not met, in which case the warrants will expire on March 31, 2009.

Existing Warrants

        In July and September of 2005, Lightspace issued the Existing Warrants to purchase 41,063 shares of common stock, as adjusted for the one for 2.5 reverse stock split, at an exercise price of $7.50 per share to certain stockholders in connection with personal guarantees and debt extensions made by such stockholders. The Existing Warrants will be exchanged for Exchange Warrants to purchase 41,063 shares of common stock, which will also have an exercise price of $7.50 per share and will expire in five years.

Bridge Notes

        In June 2005, Lightspace issued the first of the Bridge Notes, which were secured by all of our assets pursuant to a security agreement dated September 6, 2005 (the "Security Agreement"). The Bridge Notes bear interest at an annual rate of 8% and had an original maturity date of October 15, 2005. On November 15, 2005, the Bridge Notes and Security Agreement were amended to (a) extend the maturity date of the Bridge Notes to February 15, 2006, and (b) provide for additional borrowing under the Security Agreement. As of the date of this Prospectus, we have issued an aggregate of $2,150,000 in principal face amount of Bridge Notes pursuant to the terms of the Security Agreement, as amended. We expect the holders of the Bridge Notes to agree to extend the due date of the Bridge Notes to April 15, 2006. The holders of Bridge Notes include Prime Resource, Inc. and AIGH Investment Partners LLC. The Bridge Notes provide that they will be surrendered in exchange for Units offered hereby upon completion of the Minimum Offering.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding our common stock beneficially owned on February 6, 2006 (after giving effect to the one for 2.5 reverse stock split, the Preferred Conversion and the Debt Conversion), by:

  •
  each stockholder we know to be the beneficial owner of 5% or more of our outstanding common stock,

  •
  each of our executive officers and directors, and

  •
  all executive officers and directors as a group.

        In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. To the best of our knowledge, subject to community and marital property laws, all persons named have sole voting and investment power with respect to such shares except as otherwise noted. At February 6, 2006, we had 2,442,956 shares of our common stock and 133,732 shares of Series A Preferred Stock outstanding, held of record by eight and four stockholders, respectively. We anticipate that certain holders of Bridge Notes who purchase Units offered hereby will become beneficial owners of 5% or more of the common stock of Lightspace.

		Percentage Owned
Name and Address of Beneficial Owner	Amount Owned	Pre-Offering	After Minimum Offering	After Maximum Offering
Andrew Kennedy Lang(1) 125 CambridgePark Drive Cambridge, MA 02140	1,102,506	41.10%	13.57%	13.06%
David Hoch(2) 59 Foster Road Belmont, MA 02478	397,333	14.81%	4.89%	4.71%
Pankaj Tandon(3) 8 Summit Road Weston, MA 02493	722,217	26.92%	8.89%	8.55%
All executive officers and directors as a group(4)	1,102,506	41.10%	13.57%	13.06%
Common shares outstanding		2,682,526	8,122,526	8,442,526

(1)
Includes 172,107 shares of common stock held by L Ventures, of which Andrew Kennedy Lang is an officer of and holds an ownership interest in. Does not include (a) 688,238 Exchange Warrants to purchase common stock at exercise prices of $0.80 to $7.50 per share, (b) Exchange Warrants to purchase 152,098 shares of common stock at exercise prices of $1.00 to $3.00 per share owned by L Ventures and (c) 195,279 shares of common stock and Exchange Warrants to purchase common stock held by Andrew Lang, the father of Andrew Kennedy Lang, as to which Andrew Kennedy Lang exercises no voting control or disposition control and disclaims beneficial ownership.

(2)
Does not include Exchange Warrants to purchase 8,333 shares of common stock at an exercise price of $7.50 per share.

(3)
Does not include Exchange Warrants to purchase 443,665 shares of common stock at exercise prices of $3.00 to $7.50 per share.

(4)
Does not include the securities excluded pursuant to note 1 above or options to purchase 10,670 shares of common stock at an exercise price of $0.83 per share, issued pursuant to our 2005 Stock Incentive Plan and held by Gary Florindo, our Vice President of Sales and a member of our board of directors.

DESCRIPTION OF SECURITIES

General

        Our certificate of incorporation provides that we are authorized to issue up to 35,000,000 shares of common stock, par value $0.0001 per share. As of September 30, 2005, we had 2,442,956 shares of common stock issued and outstanding and held of record by eight stockholders, and 133,732 shares of Series A Preferred Stock were issued and outstanding and held of record by four stockholders. We also had issued options to purchase 180,200 shares of common stock, warrants to purchase 249,849 shares of common stock and 40,975 shares of our Series A Preferred Stock, and notes convertible into 433,000 shares of our common stock. Our certificate of incorporation allows our board of directors to issue shares of common stock and preferred stock up to the total amount of authorized shares without obtaining the prior approval of stockholders. We are offering up to 720,000 Units consisting of shares of common stock and Unit Warrants, at an estimated combined offering price of $6.40 per Unit.

        The following description of our common stock, preferred stock, Existing Notes and various warrants summarizes the material provisions of each and is qualified in its entirety by the provisions of our articles of incorporation, bylaws, Existing Notes and warrant agreements, copies of which have been filed as exhibits to the registration statement of which this Prospectus is a part and will be provided by us upon request. See "Where You Can Find More Information" on page 40.

Common Stock

        As holders of our outstanding common stock, your rights and privileges in general will be as follows:

  •
  the right to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors,

  •
  no cumulative voting rights, which means that holders of a majority of shares outstanding can elect all of our directors,

  •
  the right to receive ratably dividends when, if and as may be declared by our board of directors out of funds legally available for such purposes, subject to the senior rights of any holders of preferred stock then outstanding,

  •
  the right to share ratably in the net assets legally available for distribution to common stockholders after the payment of our liabilities and preferred stock liquidation preferences on our liquidation, dissolution and winding-up, and

  •
  no preemptive or conversion rights or other subscription rights, and no redemption privileges.

        All outstanding shares of common stock are fully paid and nonassessable. The shares of common stock issued in this offering will be fully paid and nonassessable.

Preferred Stock

        Our preferred stock may be issued from time to time by our board of directors, without further action by our stockholders, in one or more series. The board can fix the relative designations, preferences, priorities, powers and other special rights for each series of preferred stock.

        We believe that the preferred stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. Although our board of directors currently has no intention to issue preferred stock, in the event of any issuance, our common stockholders will not have any preemptive or similar rights to acquire any of the preferred stock. Issuances of preferred stock could:

  •
  dilute the voting power of common stockholders,

  •
  adversely affect the likelihood that common stockholders will receive dividend payments and payments on liquidation, and

  •
  have the effect of delaying or preventing a change in stockholder and management control.

Series A Preferred

        Lightspace has authorized 1,000,000 shares of $0.0001 par value preferred stock, of which 133,732 shares have been issued and designated as Series A Convertible Preferred Stock. As of September 30, 2005, 133,732 shares of the Series A Preferred Stock were issued and outstanding. As of September 30, 2005, we had reserved 40,975 shares of Series A Preferred Stock for issuance upon exercise of warrants exercisable at $10.25 per share.

        Pursuant to the Exchange Agreement described above, the Series A Preferred Stock will be converted into shares of our common stock. Upon completion of the Minimum Offering, our certificate of incorporation will be amended and restated to eliminate the Series A Preferred Stock.

Unit Warrants and Exchange Warrants

        Each $1.00, $1.25 and $1.63 Unit Warrant and each $0.80, $1.00, $3.00 and $7.50 Exchange Warrant (together with the Unit Warrants, the "Warrants") offered pursuant to his Prospectus or the Exchange Prospectus gives its holder the right to purchase one share of common stock, respectively. The Warrants will be exercisable at any time from the date of this Prospectus for a period of five years. A maximum of 11,601,912 shares of common stock will be issuable upon the exercise of the Warrants. The Warrants will be issued pursuant to the terms of a warrant agreement between the warrant agent, Continental Stock Transfer & Trust Company, and us. We have authorized and reserved for issuance the shares of common stock issuable on the exercise of the Warrants.

        The Warrants may be exercised by surrendering the certificate representing the Warrants on or prior to the expiration date, or earlier redemption date, at the offices of the warrant agent with the warrant certificate completed and executed as indicated. The warrant exercise price must be paid in full at the time of exercise. Shares of common stock issued upon proper exercise will be fully paid and non-assessable.

        The exercise price of the Warrants and the number of shares of common stock that may be issued when the Warrants are exercised are subject to adjustment if specific events occur, including stock dividends, stock splits, combinations and reclassifications of our common stock.

        The Warrants are not exercisable unless we have a current prospectus covering the shares of common stock to be issued upon exercise of the Warrants and the shares have been registered, qualified or deemed to be exempt from registration under the securities laws of the state of residence of the exercising holder of the Warrants. Although the law requires and we have agreed to keep a registration statement effective which covers the issuance of the common stock on exercise of the Warrants, if we fail to do so for any reason, the Warrants may not be exercisable and therefore of no value.

        The Warrants do not confer on the warrant holder any voting or other stockholder rights.

Underwriter's Warrant

        We have agreed to issue to the underwriter at the closing of this offering a warrant to purchase that number of Units equal to 10% of the number of Units sold in this offering. The Units issued to the underwriter upon exercise of the underwriter's warrant will have terms identical to the Units. The warrant is exercisable at any time between the first and fifth anniversary dates of the date of this Prospectus at an exercise price of 120% of the initial offering price of the Units or $7.68 per Unit. The underwriter's warrant contains anti-dilution provisions providing for adjustment for the number of securities issuable upon the exercise of the warrants under specific circumstances, including stock dividends, stock splits and revenue stock splits, mergers, acquisitions and recapitalizations. The holders of the underwriter's warrant will have no voting, dividend or other stockholder rights solely for being a holder of the warrant.

Other Warrants

        On June 8 and 23, 2005, we issued an aggregate of 105,000 five-year warrants to purchase 105,000 shares of common stock at an exercise price of $5.00 per warrant to Pankaj Tandon, one of our principal stockholders, in conjunction with the issuance of unsecured term convertible bridge notes in the aggregate principal amount of $366,000.

        On July 15, 2005, we issued 58,657 five-year warrants to purchase 58,657 shares of common stock to Andrew Kennedy Lang, our CEO, and David Hoch, one of our principal stockholders, in connection with their personal guarantees of certain of Lightspace's debts. The warrants have an exercise price of $3.00 per warrant.

        On September 1, 2005, we issued 44,000 five-year warrants to purchase 44,000 shares of common stock to Mr. Tandon in connection with the extension of payment terms of a demand note. The warrants have an exercise price of $3.00 per warrant.

        Pursuant to the terms of the Exchange Agreement described above, all outstanding warrants will be exchanged for Exchange Warrants.

Transfer Agent and Registrar

        We appointed Continental Stock Transfer & Trust Company, New York, New York, as our registrar and transfer agent and registrar of our Units, common stock and Warrants. The mailing address of Continental Stock Transfer & Trust Company is Two Broadway, New York, New York 10004.

Listing of Units, Common Stock and Warrants

        Our securities are not listed on any securities exchange or on the NASDAQ stock market, and we will not apply for such a listing. They do not presently trade and there is no market for them. We intend to request registered broker-dealers who are members of the NASD to submit an application for our common stock and Unit Warrants to trade on the OTC Electronic Bulletin Board. Although we anticipate a market for the resale of our common stock and Unit Warrants will develop, we cannot guarantee that our common stock or Unit Warrants will trade on the OTC Electronic Bulletin Board or any other exchange or quotation medium. Even if listed for trading, there may still be no market for our Units, common stock or Unit Warrants. We do not expect a market to develop for the Exchange Warrants, and the Exchange Warrants are subject to lock-up agreements with the underwriter.

Stockholder Action

        Under our bylaws, the affirmative vote of the holders of a majority of the shares of common stock represented at a meeting at which a quorum is present is sufficient to authorize, ratify or consent to any action required by the common stockholders, except as otherwise provided by the Delaware

General Corporation Law. Under the Delaware General Corporation Law and our bylaws, our stockholders may also take actions by written consent without holding a meeting. The written consent must be signed by the holders of at least a majority of the voting power, except that if a different proportion of voting power is required for a specific action, then that proportion. If this occurs, we are required to provide prompt notice of any corporate action taken without a meeting to our stockholders who did not consent in writing to the action.

Antitakeover Provisions

        Our certificate of incorporation and the Delaware General Corporation Law include provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging these proposals because, among other things, negotiation of the proposals might result in an improvement of their terms.

Registration Rights

        Pursuant to the terms of the Exchange Agreement, the holders of 1,705,344 shares of common stock issued pursuant to the Debt Conversion, Warrant Exchange and Preferred Conversion waived their rights with respect to the registration of their shares of common stock under the Securities Act upon completion of the Minimum Offering. As a result of the registration of the shares of common stock issuable in the Debt Conversion and Preferred Conversion, the shares will be freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration, except that holders of all of the common stock and Exchange Warrants issued pursuant to the Exchange Agreement have agreed not to sell their shares for a period of twelve months after the date of completion of the Minimum Offering.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering there has not been any public market for our Units, common stock or Warrants and we cannot predict the effect, if any, that market sales of shares of our common stock or Warrants or the availability of shares of common stock or Warrants for sale will have on the market price of our Units, common stock or Warrants prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock or Warrants in the public market could adversely affect the market price of our securities and could impair our future ability to raise capital through the sale of equity securities. There will be a significant number of shares of common stock and Warrants eligible for future sale and this may hurt the market price of our securities.

Future Sale of Shares

        We will have an aggregate of approximately 8,122,526 shares, assuming the Minimum Offering, or 8,442,526 shares, assuming the Maximum Offering, of common stock outstanding upon the closing of this Offering. Of these shares, the 5,440,000 shares, assuming the Minimum Offering, or 5,760,000 shares, assuming the Maximum Offering, issued in the Offering will be freely tradable without restriction under the Securities Act, except for any such shares which may be held or acquired by an affiliate of ours as that term is defined in Rule 144 under the Securities Act. 977,182 shares of common stock will be deemed restricted securities as defined under Rule 144, and 461,333 of such shares and the 1,705,344 shares of common stock issued pursuant to the Debt Conversion and the Preferred Conversion will be subject to the lock-up agreements described below. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act.

        We cannot predict the effect, if any, that the sale of our common stock or the availability of shares of common stock for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market following this offering could adversely affect the market price of our common stock and adversely affect our ability to raise capital at times and on terms favorable to us.

Lock-up Agreements with Underwriter

        Stockholders, including employees, directors, officers, agents, consultants and their related entities, who hold 2,682,526 shares of common stock have agreed prior to this offering to not sell or otherwise dispose of any shares of our common stock that they beneficially own for a period of 12 months after the effective date of this offering without the prior written consent of our underwriter.

        The underwriter may release all or a portion of the shares held by officers and directors subject to the underwriter's lock-up agreements. The underwriter has advised us that any request to release all or any portion of the shares from the lock-up agreements will be considered on a case-by-case basis and depend on several factors including, but not limited to, our stock price, average trading volume, general market conditions, recent financial performance and perceived market reaction. However, the underwriter's decision is in its sole discretion and may not be based on any specific parameters. If any or all of those shares were released by the underwriter, such shares would likely be eligible for sale in the public market. Increasing the number of shares available for sale in the public market could cause the price of our stock to decline.

Rule 144

        In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year, including one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, or

  •
  the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice of such sale.

        Sales under Rule 144 also are limited by manner-of-sale provisions, notice requirements and requirements relating to the availability of current public information about us.

Rule 144(k)

        Under Rule 144(k) as currently in effect, a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except one of our affiliates), is entitled to sell these shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144 discussed above.

Rule 701

        Rule 701 permits resale of shares in reliance on Rule 144 but without compliance with some restrictions of Rule 144. Any employee, officer, director or consultant who purchased his shares under a written compensatory plan or contract may rely on the resale provisions of Rule 701. Under Rule 701:

  •
  affiliates can sell Rule 701 shares without complying with the holding period requirements of Rule 144,

  •
  non-affiliates can sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144, and

  •
  shares must be held at least 90 days after the date of this Prospectus before they can be resold.

PLAN OF DISTRIBUTION

        Subject to the terms and conditions of the Underwriting Agreement, the underwriter named below has agreed to use its best efforts to offer and sell on our behalf a minimum of 680,000 Units on a "best efforts, all or none" basis and an additional 40,000 Units on a "best efforts" basis, for a maximum of 720,000 Units at $6.40 per Unit (for an aggregate of $4,352,000.00, assuming the minimum offering and $4,608,000, assuming the maximum offering):

Underwriter	Number of Units
Griffin Securities, Inc.	Up to 720,000 Units

        The Units are offered subject to prior sale, when, as and if delivered and accepted and subject to approval of certain legal matters by counsel and certain other conditions.

        We have been advised by the underwriter that it proposes to offer the Securities offered hereby to the public at this offering price set forth on the cover page of this Prospectus. There is no assurance that any of the Securities offered hereby will be sold, and there is no firm commitment from the underwriter or any other broker-dealer or person to sell or pay for any Units offered hereby.

        Officers and directors of Lightspace may introduce the underwriter to persons to consider this Offering and purchase Securities through the underwriter. In this regard, officers and directors will not receive any commissions or any other compensation.

        All funds received for the sale of the minimum offering of 680,000 Units offered hereby will be deposited in an escrow account (the "Escrow Account") with our Transfer Agent, Continental Stock Transfer & Trust Company ("Escrow Agent"), which meets the qualifications to act as Escrow Agent as required by the Commission pursuant to Rule 15c2-4 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and pursuant to the terms of a written escrow agreement, to be held until the earlier of (i) the date the Minimum Offering proceeds have been received in such escrow account, or (ii) the 30th day after the Effective Date of this Prospectus (plus an additional 30-day period, if extended by mutual consent of the underwriter and Lightspace). In the event the minimum offering is not sold during this 30-day period, or 60-day period if extended, subscriptions for Units in this offering will be refunded to subscribers promptly in full, without interest thereon or deduction therefrom. All funds in the Escrow Account will be invested in funds permissible by the Commission. Until such time as the proceeds of this offering have been released from the Escrow Account, purchasers will be deemed subscribers and not shareholders of Lightspace, and they will have no right to demand return of their subscription payments during the escrow period (except as permitted by state rescission laws). After the sale of the minimum offering of Units, Lightspace and the underwriter may continue to offer the balance of this offering for any remainder of the 30-day period, or extended 60-day period of this offering.

        The initial closing of this offering shall occur at such time as the minimum offering has been attained. Thereafter there may be additional closing(s) at such time as additional gross proceeds in tranches of $[            ] shall have been received. The final closing shall occur the earlier (a)  of                        , 2006 (30 days from the date of this Prospectus unless extended for an additional 30 days upon the mutual consent of Lightspace and the underwriter) or (b) at such time as 720,000 Units have been sold.

        None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sales of any of our Units, common stock or Unit Warrants be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. This Prospectus is neither an offer to sell nor a solicitation of any offer to buy any of our Units, common stock or Unit Warrants included in this offering in any jurisdiction where that would not be permitted or legal.

        The underwriter has informed us that it does not intend to confirm sales of Units offered hereby to any accounts over which its exercises discretionary authority and that the underwriter and any participating broker-dealer will transmit to the Escrow Agent any funds received from investors by noon of the next business day after receipt.

        Our securities may be considered "penny stock" under a Commission rule that imposes additional sales practice requirements on underwriters and broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5 million). For transactions covered by the rule, the underwriter or broker-dealer must make a special suitability determination about the purchaser (which concerns financial and business sophistication previous investment experience and financial condition) and have received the purchaser's written agreement to the transaction prior to the sale. Such underwriters or broker-dealers must also, prior to such sale, provide the customer with a risk disclosure document which identifies risks associated with investing in "penny stocks" and which describes the market therefor as well as a brief description of the broker-dealer's obligations under certain "Penny Stock Rules" and rights and remedies available to customers under federal and state securities laws. The broker-dealer must obtain a signed and dated acknowledgment from its customer demonstrating that the customer has actually received the required risk disclosure document before the first transaction in penny stock. Consequently, such rules will affect the ability of the underwriter and any broker-dealers to sell our securities and will affect the ability of purchasers in this offering to sell their securities in the secondary market, if any.

        While no affiliate, director or current or prospective officer of Lightspace has indicated that he or she intends to purchase any of the Units offered hereby in order to attain completion of the minimum offering, certain of these persons may do so. The purchase of a significant number of Units by any of these persons could limit the breadth and scope of the market for our securities. Any such purchases will be made for investment purposes only, and not for redistribution. Certain holders of Bridge Notes may be deemed affiliates of Lightspace after purchasing Units in this Offering, and certain current affiliates, directors and officers will acquire common stock and Exchange Warrants in the Exchange.

Underwriting Commission and Expenses

        Lightspace has agreed to pay the underwriter a commission of 5% of the gross proceeds of this offering (the "Underwriting Commission"). The underwriter may reallow all or a portion of its Underwriting Commission and expense allowance to any selected dealers in regard to Units sold by it in this offering.

        We have agreed to pay the expenses of the underwriter in connection with this Offering, including expenses of counsel retained for this purpose by the underwriter, which are estimated not to exceed $50,000, plus expenses related to qualifying the Units, shares and Warrants offered hereby under the laws of the states designated by the underwriter and NASD filing fees. We estimate the expenses payable by us for this offering to be $459,100, in the case of the Minimum Offering, or $471,850, in the case of the Maximum Offering, including the underwriting discount.

        We have agreed to sell to the underwriter, for an aggregate of $100, a warrant to purchase up to 72,000 Units identical to those offered by this Prospectus. This warrant is exercisable at any time, in whole or in part, during the four-year period commencing one year after the date of this Prospectus at an initial exercise price of $7.68 per Unit, 120% of the public offering price per Unit. During the first year following the date of this Prospectus, the underwriter's purchase option may not be sold, transferred, pledged or hypothecated, except that it may be assigned or transferred to any underwriter and selected dealer participating in this offering and any of their bona fide officers, partners, registered representatives or principals. Although the warrant and its underlying securities have been registered under the registration statement of which this Prospectus forms a part, the warrant grants to holders thereof demand and "piggy back" rights for periods of five and seven years, respectively, from the date of this Prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the warrant. The exercise price and number of securities issuable upon exercise of the warrant may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrant will not be adjusted for issuances of common stock or warrants at prices below the warrant's exercise price. Our agreement with the underwriter further provides that, until such time as the securities offered pursuant to the underwriter's warrant have been resold and with certain exceptions, we may not issue (a) convertible securities with conversion or exercise prices based on the market price of our common stock or another contingent standard or (b) preferred stock with preferences substantially in excess of the original investment by purchasers thereof or dividends other than annual dividends not to exceed the lesser of twice the interest rate on a ten-year US treasury note or 20%.

Determination of Offering Prices

        Prior to this offering, there has been no public market for the Units, or the common stock, Warrants, or the shares of common stock underlying the Warrants. Consequently, the initial public Offering price for the Securities, and the terms of the Unit Warrants (including the exercise price of the Unit Warrants), have been determined by Lightspace and the underwriter. Among the factors considered in determining the public offering price were the history of, and the prospect for, our business, an assessment of Lightspace's management, its past and present operations, our development and the general condition of the securities market at the time of this offering. The public offering price does not necessarily bear any relationship to our assets, book value, earnings or other established criterion of value. Such price is subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for the Shares and/or Warrants will develop after the close of the public offering, or if a public market in fact develops, that such public market will be sustained, or that the Shares and/or Warrants can be resold at any time at this offering or any other price. See "Risk Factors" beginning on page 8 of this Prospectus.

Indemnification

        We have agreed to indemnify the underwriter and certain persons associated with the underwriter against any costs or liabilities incurred by the underwriters by reasons of alleged misstatements or alleged omissions to state material facts in connection with statements made in the Registration Statement and the Prospectus. The underwriter has in turn agreed to indemnify Lightspace against any liabilities by reason of alleged misstatements or alleged omissions to state material facts in connection with the statements made in the Prospectus based on information relating to the underwriter and furnished in writing by the underwriter.

Underwriting Agreement

        The foregoing is a summary of the principal terms of the Underwriting Agreement and does not purport to be complete. Reference is made to the copy of the Underwriting Agreement which will be filed as an exhibit to the Registration Statement.

LEGAL MATTERS

        The validity of the shares of common stock offered through this Prospectus will be passed upon for us by Hahn & Hessen LLP, New York, New York. Certain legal matters will be passed upon for the underwriter by Thomson Hine LLP, New York, New York.

EXPERTS

        Miller Wachman, LLP, Boston, Massachusetts, an independent registered public accounting firm, have audited our financial statements as of December 31, 2004, 2003 and 2002, and for the years then ended, as set forth in their report. We have included our financial statements in this Prospectus in reliance upon the report of Miller Wachman, LLP, given on their authority as experts in auditing and accounting.

        Our financial statements for the nine months ended September 30, 2005 and 2004, have not been audited by the independent registered public accounting firm and they do not express an opinion or any other form of assurance on them.

WHERE YOU CAN FIND MORE INFORMATION

        We have a filed a registration statement on Form S-1, of which this Prospectus constitutes a part, with the United States Securities and Exchange Commission in Washington, DC, under the Securities

Act, as amended, with respect to the securities offered by this Prospectus. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all of the information included in the registration statement and in the exhibits thereto. The statements contained in this Prospectus as to the contents of any contract or other document referenced herein are not necessarily complete, and in each instance, if the contract or document was filed as an exhibit, reference is hereby made to the copy of the contract or other document filed as an exhibit to the registration statement and each statement is qualified in all respects by the reference. The registration statement, including exhibits and schedules filed with it, may be inspected without charge at the SEC's public reference rooms at:

  •
  Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549,

  •
  75 Park Place, New York, New York 10007, or

  •
  Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

        Copies of all or any part of the registration statement may be obtained from such office after payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains registration statements, reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC at http://www.sec.gov.

        We will provide without charge to you, upon written or oral request, a copy of any information incorporated by reference in this Prospectus, excluding exhibits to information incorporated by reference unless these exhibits are themselves specifically incorporated by reference.

        We have not previously been subject to the reporting requirements of the Exchange Act, as amended. Following completion of the offering, we will be subject to the informational reporting requirements of the Exchange Act. We will file reports and other information with the SEC and these reports and other information can be inspected and copied at, and copies of these materials can be obtained at prescribed rates from, the public reference section of the SEC in Washington, DC. We will distribute to our stockholders annual reports containing financial statements audited by our independent public accountants and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information.

        Any requests for copies of information, reports or other filings with the SEC should be directed to Lightspace Corporation at 125 CambridgePark Drive, Cambridge, Massachusetts 02140, telephone (617) 868-1700. We maintain a website at www.lightspacecorp.com. Information contained on our website is not incorporated by reference into this Prospectus and you should not consider information contained on our website to be part of this Prospectus.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of Lightspace Corporation

        We have audited the accompanying statements of financial position of Lightspace Corporation as of December 31, 2003 and 2004 and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lightspace Corporation as of December 31, 2003 and 2004 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 2 to the financial statements, the Company has deficiencies in stockholders' equity and recurring losses and negative cash flows from operations which raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Boston, Massachusetts

October 7, 2005
(Except as to Note 7 for which the date is November 15, 2005)

LIGHTSPACE CORPORATION

STATEMENTS OF FINANCIAL POSITION

	December 31,
			September 30, 2005
	2003	2004
			(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,133,896	$47,546	$205,575
Accounts receivable	—	35,408	22,462
Inventories	81,596	267,541	90,567
Other current assets	19,722	8,140	70,343

Total current assets	1,235,214	358,635	388,947
Property and Equipment—Net	47,090	58,712	37,384
Deposits	1,900	46,536	93,072

Total Assets	$1,284,204	$463,883	$519,403

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Notes payable	$237,000	$2,274,247	$3,939,204
Accounts payable	85,750	260,220	514,080
Accrued interest	5,272	120,224	413,039
Accrued expenses	20,688	80,657	201,220
Deferred revenue	77,562	467,569	14,500

Total current liabilities	426,272	3,202,917	5,082,043
Long-term Notes Payable	—	90,000	—

Stockholders' equity (deficit)
Preferred stock, $0.0001 par value; authorized 1,000,000 shares; 100,000, 133,732, 133,732 shares issued and outstanding at December 31, 2003, 2004 and September 30, 2005, respectively (Preference in liquidation, $1,370,753 at September 30, 2005)	10	13	13
Common stock, $0.0001 par value; authorized 5,000,000 shares; 2,412,956, 2,412,956, 2,442,956 shares issued and outstanding at December 31, 2003, 2004 and September 30, 2005, respectively	241	241	244
Additional paid-in capital	1,442,012	1,859,420	2,092,466
Retained earning (deficit)	(584,331)	(4,688,708)	(6,655,363)

Total stockholders' equity (deficit)	857,932	(2,829,034)	(4,562,640)

Total Liabilities and Stockholders' Equity (Deficit)	$1,284,204	$463,883	$519,403

See notes to financial statements

LIGHTSPACE CORPORATION

STATEMENTS OF OPERATIONS

	Year Ended December 31,			Nine Months Ended September 30,
	2002	2003	2004	2004	2005
				(Unaudited)
Revenues
Product sales	$—	$—	$332,117	$320,729	$946,326
Other	—	—	48,404	26,617	20,109

Total revenues	—	—	380,521	347,346	966,435
Product Cost	—	—	663,441	468,987	742,089

Gross Margin	—	—	(282,920)	(121,641)	224,346

Operating Expenses
Research and development	20,959	214,004	1,543,653	1,241,991	706,110
Selling and marketing	—	67,734	1,005,569	692,276	461,041
General and administrative	61,891	192,975	1,043,649	817,885	593,105

Total operating expenses	82,850	474,713	3,592,871	2,752,152	1,760,256

Operating Loss	(82,850)	(474,713)	(3,875,791)	(2,873,793)	(1,535,910)

Other Income (Expense)
Interest expense	—	(5,350)	(232,124)	(94,817)	(430,616)
Other	—	393	3,538	3,533	(129)

Total other	—	(4,957)	(228,586)	(91,284)	(430,745)

Net Loss	$(82,850)	$(479,670)	$(4,104,377)	$(2,965,077)	$(1,966,655)

Basic and Diluted Net Loss per Share	$(0.04)	$(0.20)	$(1.70)	$(1.23)	$(0.81)

Weighted Average Common Shares Outstanding	2,311,627	2,362,292	2,412,956	2,412,956	2,422,956

See notes to financial statements

LIGHTSPACE CORPORATION

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
(Balances as of September 30, 2005 are unaudited)

	Series A Convertible Preferred Stock		Common Stock
	Shares Issued	Amount	Shares Issued	Amount	Paid-In Capital	Retained Earnings (Deficit)	Stockholders' Equity (Deficit)
Balance, January 1, 2002	—	$—	2,311,627	$231	$51,231	$(21,811)	$29,651
Net loss						(82,850)	(82,850)

Balance, December 31, 2002	—	—	2,311,627	231	51,231	(104,661)	(53,199)
Issuance of common stock			101,329	10	365,791		365,801
Issuance of preferred stock	100,000	10			1,024,990		1,025,000
Net loss						(479,670)	(479,670)

Balance December 31, 2003	100,000	10	2,412,956	241	1,442,012	(584,331)	857,932
Issuance of preferred stock	33,732	3			345,751		345,754
Issuance of preferred warrants					30,731		30,731
Issuance of common warrants					40,926		40,926
Net loss						(4,104,377)	(4,104,377)

Balance December 31, 2004	133,732	13	2,412,956	241	1,859,420	(4,688,708)	(2,829,034)
Conversion of notes payable			30,000	3	89,997		90,000
Issuance of common warrants					143,049		143,049
Net loss						(1,966,655)	(1,966,655)

Balance September 30, 2005	133,732	13	$2,442,956	$244	$2,092,466	$(6,655,363)	$(4,562,640)

See notes to financial statements

LIGHTSPACE CORPORATION

STATEMENTS OF CASH FLOWS

	Year Ended December 31,			Nine Months Ended September 30,
	2002	2003	2004	2004	2005
				(Unaudited)
Cash Flows from Operating Activities:
Net loss	$(82,850)	$(479,670)	$(4,104,377)	$(2,965,077)	$(1,966,655)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	9,991	10,953	23,978	21,843	21,328
Debt discount and expenses	—	—	71,657	30,731	143,049
Other changes in assets and liabilities:
Accounts receivable	—	—	(35,408)	(35,408)	12,946
Inventories	—	(81,596)	(185,945)	(103,498)	176,974
Other assets	—	(21,622)	(33,054)	(66,847)	(108,739)
Accounts payable and accrued expenses	55,907	82,231	349,391	323,263	667,238
Deferred revenue	—	40,271	390,007	(70,588)	(453,069)

Net cash used in operating activities	(16,952)	(449,433)	(3,523,751)	(2,865,581)	(1,506,928)

Cash Flows From Investing Activities:
Purchases of property and equipment	(1,200)	(44,900)	(35,600)	(33,031)	—

Net cash used in investing activities	(1,200)	(44,900)	(35,600)	(33,031)	—

Cash Flows From Financing Activities:
Proceeds from notes payable	—	235,000	2,127,247	1,765,310	1,664,957
Proceeds from sale of common stock	—	361,000	—	—	—
Proceeds from sale of preferred stock	—	1,025,000	345,754	95,756	—

Net cash provided from financing activities	—	1,621,000	2,473,001	1,861,066	1,664,957

Net Increase (Decrease) in Cash and Cash Equivalents	(18,152)	1,126,667	(1,086,350)	(1,037,546)	158,029
Cash and Cash Equivalents—beginning of period	25,381	7,229	1,133,896	1,133,896	47,546

Cash and Cash Equivalents—end of period	$7,229	$1,133,896	$47,546	$96,350	$205,575

Supplemental Disclosures of Cash Flow Information
Interest paid	—	—	$12,972	$12,972	$49,601
Common stock issued for accounts payable	—	$4,801	—	—	—
Notes payable converted to common stock	—	—	—	—	$90,000
Issuance of stock warrants with financings	—	—	$71,657	$30,731	$143,049

See notes to financial statements

LIGHTSPACE CORPORATION

NOTES TO FINANCIAL STATEMENTS

(Information as to the periods ending September 30, 2004 and 2005 is unaudited)

1.     NATURE OF THE BUSINESS AND OPERATIONS

        Lightspace Corporation (the "Company"), incorporated in August 2001 as a Delaware corporation, provides interactive lighting entertainment products to numerous industries including retail stores, family entertainment centers, theme parks, fashion shows, nightclubs, special events, stage lighting & sound, health clubs and architectural lighting and design.

        The Company has incurred net operating losses and negative operating cash flows since inception. As of December 31, 2004 and September 30, 2005, the Company had accumulated deficits of $4,688,708 and $6,655,363 respectively, and a stockholders' deficit of $2,829,034 and $4,562,640, respectively. The Company expects to incur additional losses and negative operating cash flows through the remainder of 2005. The Company will continue thereafter to incur losses and negative operating cash flows unless sufficient capital is raised whereby the Company can fund the production of inventory and other working capital needs, expand its sales and marketing efforts and pursue its business development plan.

        The Company has funded its operations through September 30, 2005 through the issuance of common stock, preferred stock, borrowings from stockholders and others, and sales of Lightspace products. On September 6, 2005, the Company commenced borrowing on a short-term basis from a group of new investors. The senior secured notes (bridge notes) issued under the security agreement bear interest at 8% and had an original maturity date of October 15, 2005. At September 30, 2005, the Company had drawn down the entire amount available, $750,000, under the security agreement. On November 15, 2005, the security agreement was amended to: (1) extend the maturity date to February 15, 2006; (2) transfer a $250,000 secured note obligation of the Company under the terms of this agreement; and (3) provide for additional borrowing. Funds drawn down under the security agreement are subject to the Company's ability to achieve defined objectives and other conditions, none of which can be assured. The bridge notes provide that the amounts borrowed thereunder, including accrued interest, will be converted at the same terms and conditions included in the Company's next significant sale of equity securities.

        The Company's long-term success is dependent on obtaining sufficient capital to fund its operations and development of its products, bringing such products to the worldwide market, and obtaining sufficient sales volume to be profitable. To achieve these objectives, the Company will be required to raise additional capital through public or private financings or other arrangements. It can not be assured that such financings will be available on terms attractive to the Company, if at all. Such financings may be dilutive to stockholders and may contain restrictive covenants.

        The Company is subject to certain risks common to technology-based companies in similar stages of development. Principal risks to the Company include uncertainty of growth in market acceptance for the Company's products; dependence on advances in interactive digital environments; history of losses since inception; ability to remain competitive in response to new technologies; costs to defend, as well as risks of losing, patent and intellectual property rights; reliance on limited number of suppliers; reliance on outsourced manufacture of the Company's products for quality control and product availability; ability to increase production capacity to meet demand for the Company's products; concentration of the Company's operations in a limited number of facilities; uncertainty of demand for the Company's products in certain markets; ability to manage growth effectively; dependence on key members of the Company's management; limited experience in conducting operations internationally; and ability to obtain adequate capital to fund future operations.

2.     BASIS OF PRESENTATION

        The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. The company has incurred cumulative losses from operations of $4,688,708 and $6,655,363 at December 31, 2004 and September 30, 2005, respectively. Additionally, the Company has a total stockholders' deficit of $2,829,034 and $4,562,640 at December 31, 2004 and September 30, 2005, respectively. These factors, amongst others, indicate that the Company may be unable to continue as a going concern. The financial statements do no include any adjustments related to the recovery of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited Interim Financial Statements

        The statement of financial position as of September 30, 2005, the statements of operations and cash flows for the nine months ended September 30, 2004 and 2005, and the statement of changes in stockholders' equity (deficit) for the nine months ended September 30, 2005 are unaudited. These unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of the Company's management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the Company's financial position at September 30, 2005 and the results of its operations and cash flows for the nine months ended September 30, 2004 and 2005. The results of operations for the interim periods are not necessarily indicative of the results that can be expected for any other interim period or any fiscal year.

Revenue Recognition

        The Company recognizes revenue from the sale of its entertainment systems when all of the following conditions have been met: (1) evidence exists of an arrangement with the customer, typically consisting of a purchase order or contract; (2) the Company's products have been delivered and risk of loss has passed to the customer; (3) the Company has completed all of the necessary terms of the contract including but not limited to, installation of the product and training; (4) the amount of revenue to which the Company is entitled is fixed or determinable; and (5) the Company believes it is probable that it will be able to collect the amount due from the customer. To the extent that one or more of these conditions has not been satisfied, the Company defers recognition of revenue. Revenue from maintenance contracts is recorded on a straight-line basis over the term of the contract. An allowance for uncollectible receivables is established by a charge to operations, when in the opinion of the Company, it is probably that the amount due to the Company will not be collected.

Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect at the date of the financial statements the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. Actual results could differ from these estimates.

Inventories

        Inventories are stated at the lower of cost (first-in, first-out method) or market value.

Property and Equipment

        Property and equipment are recorded at cost. For financial reporting, depreciation is provided utilizing the straight-line method over the estimated three-year life for computers, software purchases and equipment. Leasehold improvements are depreciated over the term of the lease. The Company utilizes accelerated methods of depreciation for tax reporting.

Warranty Reserve

        The Company's products are generally warranted against defects for twelve months following the sale. Reserves for potential warranty claims are provided at the time of revenue recognition and are based on several factors including historical claims experience, current sales levels and the Company's estimate of repair costs.

Advertising

        Advertising costs are expensed as incurred and are included in sales and marketing expenses. To date, such costs have not been significant.

Research and Development

        Research and development costs are expensed as incurred.

Income Taxes

        Deferred tax assets and liabilities relate to temporary differences between the financial reporting bases and the tax bases of assets and liabilities, the carryforward tax losses and available tax credits. Such assets and liabilities are measured using enacted tax rates and laws expected to be in effect at the time of their reversal or utilization. Valuation allowances are established, when necessary, to reduce the net deferred tax asset to an amount more likely than not to be realized. For interim reporting periods, the Company uses the estimated annual effective tax rate.

Loss Per Share

        Basic and diluted net loss per common share are calculated by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share is the same as basic net loss per share, since the effects of potentially dilutive securities are excluded from the calculation for all periods presented as their inclusion would be anti-dilutive. Dilutive securities consist of convertible preferred stock, stock options, stock warrants and convertible debt.

Stock Based Compensation

        The Company accounts for stock-based compensation arrangements with employees and directors utilizing the intrinsic-value method. Under this method, stock-based compensation expense is determined at the measurement date, which is generally the date of grant, as the aggregate amount by which the current market value of the equity security exceeds the exercise price to be paid. The resulting compensation expense, if any, is recognized for financial reporting over the term of vesting or performance. Stock-based compensation arrangements with nonemployees or associated with borrowing arrangements are accounted for utilizing the fair value method or, if a more reliable measurement, the value of the services or consideration received. Under the fair value method, stock-based compensation expense is determined at the measurement date, which again is generally the date of grant, as the aggregate amount by which the expected future value of the equity security at the date of acquisition exceeds the exercise price to be paid. The resulting compensation expense, if any, is recognized for financial reporting at the time the services are rendered and completed. The fair value of stock-based compensation arrangements for nonemployees and under borrowing arrangements is determined utilizing the minimum value method, which excludes as a computational factor stock volatility.

        The Company has historically granted stock-based compensation awards to employees and directors at an exercise price equal to the current market value of the Company's equity security at the date of grant. Accordingly, no compensation expense has been recognized in the financial statements for such grants.

        In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123(R), Share-Based Payment. This statement addresses accounting for stock-based compensation arrangements, including shares issued to employees and directors under various stock-based compensation arrangements. This statement will require the Company to use the fair value method, rather than the intrinsic-value method, to determine compensation expense for all stock-based arrangements. Additionally, the Company will no longer be permitted to calculate stock-based compensation utilizing the minimum value method. This statement is effective for the Company in 2006 for all prospective grants of stock-based compensation awards. The Company has not yet determined the effect that the adoption of this statement will have on its financial position and results of its operations, although compensation costs recognized in operations will increase from historical levels for all prospective awards granted.

Fair Value of Financial Instruments

        The carrying amounts of the Company's financial instruments, which include cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable approximate their fair values due to the short term nature of the instruments.

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents. The Company's cash and cash equivalents are generally on deposit at one financial institution and, at times, exceed the federal insured limits. The Company believes that the financial institution is of high credit quality and that the Company is not subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Comprehensive Loss

        Comprehensive loss is the same as net loss for all periods presented

4.     INVENTORIES

        At December 31, 2003, 2004 and September 30, 2005 inventories consisted of raw materials of $9,800, $10,100 and $75,567 and finished products of $71,796, $257,441 and $15,000, respectively.

5.     PROPERTY AND EQUIPMENT

        Property and equipment consist of the following:

	December 31,
			September 30, 2005
	2003	2004
			(unaudited)
Software	$4,080	$4,200	$4,200
Office equipment	7,548	7,548	7,548
Computer equipment	62,137	88,317	88,317
Leasehold improvements	—	9,300	9,300

Total property and equipment, at cost	73,765	109,365	109,365
Less accumulated depreciation and amortization	26,675	50,653	71,981

Property and equipment, net	$47,090	$58,712	$37,384

6.     ACCRUED EXPENSES

        Accrued expenses consist of the following:

	December 31,
			September 30, 2005
	2003	2004
			(unaudited)
Earned vacation compensation	$—	$10,657	$40,000
Payroll withholdings	—	—	35,720
Legal services	12,988	20,000	35,000
Audit and tax services	7,700	40,000	55,000
Reserve for warranty	—	10,000	35,500

Total accrued expenses	$20,688	$80,657	$201,220

7.     NOTES PAYABLE

        Notes payable consists of the following:

		December 31,
	Range of Interest Rates			September 30, 2005
		2003	2004
				(unaudited)
Stockholders' convertible notes	10.0%	$—	$600,000	$966,000
Other convertible notes	12.0%	—	370,000	435,000
Stockholders' notes	4.0% – 10.0%	237,000	1,344,247	693,362
Other notes	10.0%	—	50,000	844,842
Secured and guaranteed note	8.0%	—	—	250,000
Senior secured notes	8.0%	—	—	750,000

Total notes outstanding		$237,000	$$2,364,247	$3,939,204

Stockholders' convertible notes

        On April 10, 2004, the Company issued unsecured demand convertible notes in the amount of $100,000 and $500,000 to an officer/stockholder and stockholder of the Company, respectively. The notes bear interest at 10% and are convertible, including accrued interest thereon, after November 10, 2004, at the option of the holder, into the common stock of the Company at $3.00 per share. The Company also issued to the note holders 40,975 three-year warrants to purchase 40,975 shares of Series A convertible preferred stock at an exercise price of $10.25 per warrant.

        On June 15, 2005, the Company issued unsecured term convertible bridge notes in the amount of $330,000 and $36,000 to a stockholder of the Company. The notes bear interest at 10% and had an original maturity date of September 17, 2005. By mutual agreement between the Company and the note holder, the maturity date of the notes has been extended to the Company's next sale of equity securities. The notes and accrued interest thereon are convertible, at the option of the holder, into the common stock of the Company at terms to be determined in the Company's next sale of equity securities. The Company also issued to the note holder 105,000 five-year warrants to purchase 105,000 shares of the common stock of the Company at an exercise price of $5.00 per warrant.

Other convertible notes

        In November and December of 2004 and in January 2005, in contemplation of an offering of equity securities, the Company issued unsecured term convertible bridge notes in the aggregate amount of $435,000 to ten investors. The notes bear interest at 12% and had an original maturity date of May 30, 2005. By mutual agreement between the Company and the note holders, the maturity date of the notes has been extended to the Company's next sale of equity securities. The notes and accrued interest thereon are convertible, at the option of the holder, into the common stock of the Company at a base price of $6.90 per share, subject to adjustments for anti-dilution provisions. The Company also issued to the note holders and to financial service firm 42,192 five-year warrants to purchase 42,192 shares of the common stock of the Company at an exercise price of $6.00 per warrant.

Stockholders' notes and other notes

        The weighted average interest rate of stockholders' notes at December 31, 2003 and 2004 and September 30, 2005 was 4.0%, 8.93% and 8.95%, respectively.

        At various dates in 2005, an officer/stockholder of the Company, with the consent of the Company, assigned $568,945 in principal amount of secured and unsecured demand notes due to such officer/stockholder by the Company to others in satisfaction of obligations owed by the officer/stockholder. The terms of the Company's obligations remained unchanged. At September 30, 2005, the principal balances transferred have been classified as other notes outstanding.

        On June 15, 2005, a stockholder converted $90,000 of unsecured demand notes, at an agreed upon conversion rate of $3.00 per share, into 30,000 shares of the Company's common stock. At December 31, 2004, these notes were classified as long-term notes payable.

Secured and guaranteed note

        On June 17, 2005, the Company issued a secured and guaranteed note in the amount of $250,000 to an unaffiliated investor. The note bears interest at 8% and had an original maturity date of September 17, 2005. The payment of the principal and interest due on the note was guaranteed by the pledge of the Company's founder's common stock. The note and accrued interest thereon are convertible, at the option of the holder, into the common stock of the Company at terms to be determined in the Company's next sale of equity securities. On November 15, 2005, this note and the accrued interest thereon were transferred under and included in the security agreement that covers the Senior Secured Notes.

Senior secured notes (bridge notes)

        On September 6, 2005, the Company commenced borrowing on a short-term basis from a group of new investors. The senior secured notes (bridge notes) issued under the security agreement bear interest at 8% and had an original maturity date of October 15, 2005. The bridge notes are collateralized by substantially all of the Company's assets. At September 30, 2005, the Company had drawn down the entire amount available under the security agreement. On November 15, 2005, the security agreement was amended to: (1) extend the maturity date to February 15, 2006; (2) transfer the $250,000 secured and guaranteed note under the terms of this agreement; and (3) provide for additional borrowing. Funds drawn down under the security agreement are subject to the Company's ability to achieve defined objectives and other conditions, none of which can be assured. The bridge notes provide that the amounts borrowed thereunder, including accrued interest, will be converted at the same terms and conditions included in the Company's next significant sale of equity securities.

        Concurrent with the signing of the security agreement, all existing Company secured note holders agreed to subordinate their security position to the notes issued under the security agreement.

8.     PREFERRED STOCK

        The Company has authorized 1,000,000 shares of $0.0001 par value of preferred stock of which 133,732 shares have been issued and designated as Series A convertible preferred stock ("Series A"). At December 31, 2003 and 2004 and September 30, 2005, 100,000, 133,732 and 133,732 shares of the Company's Series A were issued and outstanding, respectively. At December 31, 2004 and

September 30, 2005, the Company had reserved 40,975 shares of Series A for the issuance upon exercise of 40,975 Series A stock purchase warrants at $10.25 per warrant.

        In December of 2003, the Company issued to one individual 100,000 shares of Series A convertible preferred stock at a price of $10.25 per share for aggregate proceeds of $1,025,000. During the third and fourth quarters of 2004, the Company issued an additional 33,732 shares of Series A convertible preferred stock to four individuals at a price of $10.25 per share for aggregate proceeds of $345,754.

        The Series A convertible preferred stock is convertible into an equivalent number of shares of the Company's common stock at any time at the option of the holder and does not accrue dividends unless dividends are declared on common stock. Series A has one vote per share and votes with common stock on an "as if" converted basis on all matters requiring the vote of stockholders. Series A has the pre-emptive right to participate in any future issuance of Company equity securities up to its proportionate percentage of Company ownership prior to such new issuance of securities. In the event of any voluntary or involuntary liquidation, dissolution or other winding-up of the Company, the holders of Series A are entitled to receive, before any payment or distribution is made to common stockholders, an amount equal to $10.25 per share, or $1,370,754 in the aggregate.

9.     COMMON STOCK

        The Company has authorized 5,000,000 shares of $0.0001 par value of common stock. At December 31, 2003 and 2004, 2,412,956 shares of the Company's common stock were issued and outstanding. At September 30, 2005, 2,442,956 shares of the Company's common stock were issued and outstanding.

        In July of 2003, the Company issued to one individual 100,000 shares of common stock at a price of $3.61 per share for aggregate proceeds of $361,000. Also in July of 2003, the Company issued 1,329 shares of common stock at a price of $3.61 per share in settlement of $4,801 of accounts payable. On June 15, 2005, the Company issued 30,000 shares of common stock for the conversion of a $90,000 note payable at an agreed upon conversion rate of $3.00 per share.

        At September 30, 2005, the Company had reserved 1,037,756 shares of common stock for: (1) the conversion of notes payable (433,000 shares); the conversion of Series A convertible preferred stock (174,707 shares); the exercise of common stock options (180,200 shares); and the exercise of common stock warrants (249,849 shares).

10.   STOCK INCENTIVE PLAN

        In September 2005, the Company's stockholders and Board of Directors approved the 2005 Stock Incentive Plan (the "2005 Plan"). The 2005 Plan provides that the Board of Directors may grant up to 180,200 incentive stock options and/or nonqualified stock options to officers, directors, and key employees and to nonemployee officers, directors and consultants. The 2005 Plan provides that the exercise price of each option must be at least equal to the fair market value of the common stock at the date such option is granted. For grants to an individual who own more than 10% of the outstanding common stock of the Company, the exercise price must be 110% of fair market value at the time of grant. Options expire in ten years or less from the date of grant and vest over a period not to exceed four years. The Company has reserved 180,200 shares of common stock for issuance under the 2005 Plan. At September 30, 2005, the Company had granted all available stock options under the 2005 Plan.

        The Board of Directors determines the fair market value of the common stock at the date of grant after considering an extensive range of factors. Such factors include, among others, the Company's financial performance to date, the Company's future prospects and opportunities and recent offering prices and sales of the Company's common stock.

        In September 2005, the Company granted options to purchase 180,200 shares of common stock to officers, a director, and employees at an exercise price of $.33 per option, the fair market value of the Company's common stock at that date. The options vest at stipulated dates over a period not to exceed four years and expire in ten years. At September 30, 2005, 180,200 options to purchase common stock were outstanding at a weighted average exercise price of $.33. At that date, 71,213 options were exercisable at a weighted average exercise price of $.33. The weighted average remaining contractual life of outstanding options at September 30, 2005 is approximately ten years.

        The Company accounts for stock-based compensation arrangements with employees and directors utilizing the intrinsic-value method. Under this method, stock compensation expense is determined at the measurement date, which is generally the date of grant, as the aggregate amount by which the fair market value of the common stock exceeds the exercise price to be paid. All options granted under the 2005 Plan were granted at fair market value, accordingly, no compensation expense was recognized or will be recognized for financial reporting.

11.   STOCK WARRANTS

        Issued and outstanding warrants to purchase Series A convertible preferred stock and common stock of the Company are as follows:

	Date Issued	Exercise Price	December 31, 2004 Number of Warrants	September 30, 2005 Number of Warrants
Series A preferred stock	April 10, 2004	$10.25	40,975	40,975
Common stock	December 1, 2004	$6.00	42,192	42,192
Common stock	June 15, 2005	$5.00	—	105,000
Common stock	July 15, 2005	$3.00	—	58,657
Common stock	September 1, 2005	$3.00	—	44,000

Total common stock			42,192	249,849

Total warrants outstanding			83,167	290,824

        On April 10, 2004, the Company issued unsecured demand convertible notes in the amount of $100,000 and $500,000 to an officer/stockholder and stockholder of the Company, respectively. The notes bear interest at 10% and are convertible after November 10, 2004, at the option of the holder, into the common stock of the Company at $3.00 per share. No value was assigned to the debt conversion feature as it was anticipated that the notes would be converted to common stock in 2004. The Company also issued to the note holders 40,975 three-year warrants to purchase 40,975 shares of Series A convertible preferred stock at an exercise price of $10.25 per warrant. The fair value of the warrants at the date of grant was determined to be $30,731 under the minimum value computation method utilizing a 2.57% risk-free interest rate assumption and an expected life of three years. The $30,731 was charged to operations as a financing cost and as an increase to paid-in capital.

        In November and December of 2004 and in January 2005, in contemplation of an offering of equity securities, the Company issued unsecured term convertible bridge notes in the aggregate amount of $435,000 to ten investors. The notes bear interest at 12% and are convertible, at the option of the holder, into the common stock of the Company at a base price of $6.90 per share, subject to adjustments for anti-dilution provisions. No value was assigned to the debt conversion feature, as it was anticipated that the offering of equity securities would be completed within six months and that the bridge notes would be converted into shares of the Company's common stock. The Company also issued to the note holders and to a financial service firm 42,192 five-year warrants to purchase 42,192 shares of the common stock of the Company at an exercise price of $6.00 per warrant. The fair value of the warrants at the date of grant was determined to be $40,926 under the minimum value computation method utilizing a 3.60% risk-free interest rate assumption and an expected life of five years. The $40,926 was charged to operations as financing cost and as an increase to paid-in capital.

        On June 8 and 23, 2005, the Company issued unsecured term convertible bridge notes in the amount of $330,000 and $36,000, respectively, to a stockholder of the Company. The notes bear interest at 10% and are convertible, at the option of the holder, into the common stock of the Company at terms to be determined in the Company's next sale of equity securities. No value was assigned to the debt conversion feature, as it was anticipated that the offering of equity securities would be completed by September 30, 2005 and that the bridge notes would have been converted into common stock at that date. The Company also issued to the note holder 105,000 five-year warrants to purchase 105,000 shares of the common stock of the Company at an exercise price of $5.00 per warrant. The fair value of the warrants at the date of grant was determined to be $88,200 under the minimum value computation method utilizing a 3.77% risk-free interest rate assumption and an expected life of five years. The $88,200 was charged to operations as a financing cost and as an increase to paid-in capital.

        On July 15, 2005, the Company issued 58,657 five-year warrants to purchase 58,657 shares of the common stock of the Company to two officers/directors of the Company in connection with their personal guarantees of Company debts. The common stock warrants have an exercise price of $3.00 per warrant. The fair value of the warrants at the date of grant was determined to be $31,089 under the minimum value computation method utilizing a 3.98% risk-free interest rate assumption and an expected life of five years. The $31,089 was charged to operations and as an increase to paid-in capital.

        On September 1, 2005, the Company issued 44,000 five-year warrants to purchase 44,000 shares of the common stock of the Company to a note holder/stockholder of the Company in connection with the extension of payment terms of a demand note. The common stock warrants have an exercise price of $3.00 per warrant. The fair value of the warrants at the date of grant was determined to be $23,760 under the minimum value computation method utilizing a 4.01% risk-free interest rate assumption and an expected life of five years. The $23,760 was charged to operations and as an increase to paid-in capital.

12.   INCOME TAXES

        The Company has recorded no provisions or benefits for income taxes for any period presented due to the net operating losses incurred and the uncertainty as to the recovery of such net operating losses and other deferred tax assets as a reduction of possible future taxable income, if any. Deferred tax assets consist of the following:

	December 31,
			September 30, 2005
	2003	2004
			(unaudited)
Operating loss carryforwards	$215,247	$1,592,406	$2,332,347
Research and development tax credits	6,797	86,940	118,428
Inventory methods	—	5,351	1,351
Depreciation methods	14,457	(7,106)	(3,867)
Accrued expenses	—	76,090	231,416
Deferred revenue	—	172,863	5,800

Total	236,501	1,926,544	2,685,475
Valuation allowance	236,501	1,926,544	2,685,475

Net deferred tax asset	$—	$—	$—

        At December 31, 2004 and September 30, 2005, the Company had operating loss carryforwards of approximately $3,981,000 and $5,830,000, respectively, available to offset future taxable income for United States Federal and state income tax purposes. The United States Federal tax operating loss carryforwards expire commencing in 2021 through 2026. The state tax operating loss carryforwards expire commencing in 2007 through 2011. Additional, the Company has research and development credit carryforwards of approximately $118,000 available to be used as a reduction of federal income taxes. The deferred tax asset related to the operating loss carryforwards, tax credits and other items deductible against future taxable income was $236,501 $1,926,544 and $2,685,475 at December 31, 2003 and 2004 and September 30, 2005, respectively. The Company has provided a valuation allowance at those dates equal to the full amount of the deferred tax asset, and will continue to fully reserve the deferred tax asset until it can be ascertained that all or a portion of the asset will be realized.

        The Company's ability to use the operating loss carryforwards to offset future taxable income is subject to restrictions enacted in the United State Internal Revenue Code of 1986. These restrictions severely limit the future use of the operating loss carryforwards if certain ownership changes described in the code occur. Based upon information available, the Company does not believe that recent historical changes in stock ownership have resulted in limitations in the use of the operating loss carryforwards. However, future changes in stock ownership may occur that would limit the Company's use of the operating loss carryforwards. In such a situation, the Company may be required to pay income taxes even though significant operating loss carryforwards exist.

        The following table reconciles the provision for taxes with the expected income tax obligation (recovery) by applying the United States federal statutory rate to the net loss.

	December 31,
				September 30, 2005
	2002	2003	2004
				(unaudited)
Net loss	$(85,850)	$(479,670)	$(4,104,377)	$(1,966,655)

Expected tax benefit at statutory rate	(29,189)	(163,088)	(1,395,488)	(668,663)
State tax, net of federal benefit	(5,150)	(28,780)	(246,263)	(117,999)
Tax credits	—	(4,113)	(80,143)	(31,488)
Other	—	1,104	31,851	59,219
Increase in valuation allowance	34,339	194,877	1,690,043	758,931

Provision for income taxes	$—	$—	$—	$—

13.   CONCENTRATION OF CREDIT RISK

        The Company had customers that comprised more than 10% of revenues and accounts receivable through the periods ended December 31, 2004 and September 30, 2005. In each period the Company had 4 customers that comprised more than 10% of revenues. The Company believes this is more a result of the low number of sales and the large dollar value of each sale and is expected at this point of the company's operating life. The Company utilizes multiple contract manufacturers for the assembly and manufacturing of the key components of the Company's products. The Company is a co-employer of its employees with a professional employer organization and is dependant upon that organization to process all transactions related to payroll, payroll taxes and fringe benefits.

14.   COMMITMENTS

        The Company leases its facilities and equipment under non-cancelable leases expiring through June 2007. The term of the facilities lease is two years commencing March 1, 2004 with monthly rent payments of $23,293 plus charges for operating expenses. The future minimum annual non-cancelable lease commitments are as follows: 2005, $302,496; 2006, $69,566; and 2007, $7,660.

        An officer/stockholder of the Company has guaranteed the rental payments under the facilities lease and certain other Company obligations. The equipment leases are collateralized by specified equipment under each lease.

        Rent expense was $4,192, $23,183, $276,468 and $233,918 for the years ended December 31, 2002, 2003 and 2004 and the period ended September 30, 2005, respectively.

        In September 2005, the Company entered into a $5,000,000 material parts supply contract with a Chinese manufacturer. After manufacturing quality approval of sample parts, the Company is required to purchase such parts over a five-year period. Provisions in the contract provide that either the Company or Chinese manufacturer may cancel the contract upon the occurrence of certain events or with specified notice.

15.   SEGMENT INFORMATION

        The Company conducts its operations and manages its business in one segment, the manufacture of hardware and development of software for interactive lighting entertainment. Revenues, denominated in U.S. dollars, by geographical region are as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2002	2003	2004	2004	2005
				(Unaudited)
United States	$—	$—	$380,521	$347,346	$715,421
Canada	—	—	—	—	119,837
Asia	—	—	—	—	89,177
South America	—	—	—	—	22,000
Australia	—	—	—	—	20,000

Total	$—	$—	$380,521	$347,346	$966,435

[inside back cover]

        You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of the Prospectus or of any sale of the shares of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This Prospectus, and the other documents we incorporate by reference into this Prospectus, include forward-looking statements. These forward-looking statements may sometimes be identified by words such as "anticipate," "believe," "expect," "intend," "may," "will" and similar expressions. Forward-looking statements include, but are not limited to, those relating to the general direction of our business, including our LTS and LMS products; our ability to successfully enter new markets; our ability to introduce new products and services and enhance existing products and services to meet customer needs; our expected expenses for future periods; our ability to improve sales and distribution capabilities; our focus on both domestic and international markets; our ability to develop and maintain productive relationships with customers; and the conditions of markets that impact our businesses. Although we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be expressed or implied by the forward-looking statements contained in this Prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth under the headings "Risk Factors," beginning on page 8 of this Prospectus, and "Management's Discussion and Analysis of Results of Operations and Financial Condition," beginning on page 19 of this Prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. Other factors, including general economic factors and business strategies, may have a significant effect on our business, financial condition and results of operations. You should not rely on these forward-looking statements, which reflect our position as of the date of this Prospectus. We do not assume any obligation to revise or update the forward-looking statements contained in this Prospectus.

720,000 Units,
each Unit consisting of (i) eight shares of common stock, (ii) eight $1.00 Unit Warrants,
(iii) two $1.25 Unit Warrants and (iv) two $1.63 Unit Warrants

Lightspace Corporation

PROSPECTUS

        Until                        (90 days after the commencement of this offering), all dealers that buy, sell or trade our securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

        [Alternate Pages for Exchange Prospectus]

Preliminary Prospectus (Subject to Completion) Dated                        , 2006

Lightspace Corporation

1,705,344 shares of common stock

1,521,912 Exchange Warrants

        This Prospectus relates to 1,705,344 shares of common stock and 1,521,912 warrants ("Exchange Warrants") to purchase shares of common stock of Lightspace Corporation ("Lightspace" or the "Company") which will be sold upon (i) conversion (the "Preferred Conversion") of outstanding Series A Preferred Stock of Lightspace, (ii) conversion (the "Debt Conversion") of $2,701,823 in principal amount of outstanding indebtedness of Lightspace (the "Existing Notes") and (iii) exchange (the "Warrant Exchange") of all outstanding warrants to purchase common stock of Lightspace (the "Existing Warrants"). These securities are described at "Description of Securities" beginning on page 32 of this Prospectus. The Preferred Conversion, Debt Conversion and Warrant Exchange are required as conditions for a proposed simultaneous offering of Units consisting of Company common stock and common stock purchase warrants (the "Unit Offering").

        Holders of Series A Preferred Stock and Existing Notes have agreed not to sell any shares of common stock until after one year following the effectiveness of our initial public offering pursuant to a lock-up agreement with the underwriter of the Unit Offering.

        No underwriting arrangements have been entered into in connection with the Preferred Conversion, Debt Conversion or Warrant Exchange.

        Investing in our securities involves substantial risks. See "Risk Factors" beginning on page 8.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                        , 2006

The Offering

        Lightspace is offering 1,705,344 shares of common stock and 1,521,912 warrants to purchase shares of common stock to holders of its Series A Preferred Stock, Existing Notes and Existing Warrants.

PLAN OF DISTRIBUTION

        We are offering 1,705,344 shares of our common stock and 1,521,912 warrants to purchase shares of common stock to holders of our Series A Preferred Stock, Existing Notes and Existing Warrants on an all or none basis pursuant to an exchange agreement dated February    , 2006 (the "Exchange Agreement").

        We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        The holders of Series A Preferred Stock and Existing Notes have agreed in the Exchange Agreement not to effect any offers or sales of our securities in any manner other than as specified in this Prospectus and have agreed not to purchase or induce others to purchase any of our securities in violation of any applicable state and federal securities laws, rules and regulations and the rules and regulations.

        We are paying, on behalf of the holders of Series A Preferred Stock and Existing Notes, and without any reimbursement to us, all expenses of registration of the 1,705,344 shares of common stock, and the 1,521,912 shares of common stock reserved for issuance upon exercise of the Exchange Warrants, being offered to such holders, including all expenses of our legal counsel and all expenses we may pay to qualify the common stock for registration in states where the common stock is offered or sold.

        No holder of Series A Preferred Stock, Existing Notes or Existing Warrants is a broker-dealer or a statutory underwriter.

USE OF PROCEEDS

        We will not receive any cash proceeds from the sale of the common stock in the Preferred Conversion or Debt Conversion.

DETERMINATION OF OFFERING PRICE

        Prior to the Unit Offering, there has been no public market for our common stock or the Exchange Warrants, or the shares of common stock underlying the Exchange Warrants. Consequently, the conversion and exchange ratios for the Preferred Conversion, Debt Conversion and Warrant Exchange have been determined by negotiation between Lightspace and the holders of Series A Preferred Stock, Existing Notes and Existing Warrants. Among the factors considered in determining the conversion and exchange ratios were the history of, and the prospect for, our business, an assessment of Lightspace's management, its past and present operations, our development and the general condition of the securities market at the time of this offering. The conversion and exchange ratios do not necessarily bear any relationship to our assets, book value, earnings or other established criterion of value. The market price of our common stock price is subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for the common stock and/or Exchange Warrants will develop after the close of the public offering, or if a public market in fact develops, that such public market will be sustained, or that the common stock and/or Exchange Warrants can be resold at any time at a price comparable to the applicable conversion or exchange ratio or any other price. We do not anticipate that a trading market will develop for the Exchange Warrants after the lock-up period for such Warrants ends. See "Risk Factors" beginning on page 8 of this Prospectus.

HOLDERS OF SERIES A PREFERRED STOCK, EXISTING NOTES AND EXISTING WARRANTS

Exchange Agreement

        As a condition to the Unit Offering, the underwriter required that the Existing Notes, Series A Preferred Stock and Existing Warrants be converted or exchanged for shares of common stock and Exchange Warrants to purchase shares of common stock. On February 9, 2006, we entered into the Exchange Agreement with holders of Existing Notes, Series A Preferred Stock and Existing Warrants to provide for the terms of the Debt Conversion, Preferred Conversion and Warrant Exchange. Pursuant to the Debt Conversion, as described below, holders of Existing Notes will receive an aggregate of 1,544,865 shares of common stock and Exchange Warrants to purchase 1,480,849 shares of common stock at exercise prices ranging from $0.80 to $7.50 per share upon conversion of their Existing Notes and any warrants issued in conjunction therewith. Pursuant to the Preferred Conversion, holders of Series A Preferred Stock will receive 160,479 shares of common stock upon conversion of their Series A Preferred Stock and warrants to purchase Series A Preferred Stock. Pursuant to the Warrant Exchange, holders of Existing Warrants will receive Exchange Warrants to purchase 41,063 shares of common stock at an exercise price of $7.50 per share.

Debt Conversion

        Commencing April 2004, Lightspace issued the Existing Notes, which include $1,401,000 in principal face amount of convertible notes held by both stockholders and other entities and $1,538,204 in principal face amount of demand notes also held by both stockholders and other entities. Pursuant to the Exchange Agreement described above, and conditioned upon the completion of the Minimum Offering, the holders of the convertible Existing Notes will receive 676,333 shares of common stock and Exchange Warrants to purchase 108,534 shares of common stock upon conversion of their Existing Notes and any warrants to purchase common stock or Series A Preferred Stock issued in conjunction therewith. The original stipulated conversion ratios of the convertible Existing Notes, which ranged from $1.75 to $17.25, were renegotiated to range from $0.85 to $5.00. The original conversion ratio would have resulted in the issuance of 305,788 shares of common stock. The Exchange Warrants have an exercise price of $7.50 per share and expire in five years. The warrants originally issued in conjunction with certain of the Existing Notes would have required Lightspace to issue 75,266 shares of common stock at exercise prices ranging from $12.50 to $25.63 per share.

        Also pursuant to the Exchange Agreement, holders of demand Existing Notes will receive 868,532 shares of common stock and Exchange Warrants to purchase 1,011,063 shares of common stock upon conversion of their Existing Notes, except for $237,381 in principal amount of the Existing Notes which will be exchanged for the Lang Note as described below. The demand Existing Notes are being converted at negotiated rates ranging from $0.85 to $3.00. The Exchange Warrants issued to holders of demand Existing Notes have exercise prices that range from $0.80 to $7.50 per share and expire in five years.

Preferred Conversion

        In December, 2003 and the third and fourth quarters of 2004, Lightspace sold 100,000 and 33,732 shares, respectively, of its Series A Preferred Stock for $1,025,000 and $345,754, respectively, in private placements to unrelated investors (with the exception of Pankaj Tandon, a major stockholder, who purchased 124,390 shares of Series A Preferred Stock). Pursuant to the Exchange Agreement, all shares of the Series A Preferred Stock will be converted into 160,479 shares of common stock. The original stipulated conversion ratio of the Series A Preferred Stock, one share of common stock for one share of Series A Preferred Stock (or 0.4 share of common stock for one share of Series A Preferred Stock after giving effect to the one for 2.5 reverse stock split), was renegotiated and modified to provide a conversion ratio of three shares of common stock for one share of Series A Preferred Stock.

Lang Note

        $237,381 in principal amount of Existing Notes held by Andrew Kennedy Lang, the CEO and a director and principal stockholder of Lightspace, will be converted into a $237,381 contingent promissory note (the "Lang Note"). The Lang Note bears interest at an annual rate of 8% and is payable by us only if we achieve two consecutive quarters of positive EBITDA (i.e., earnings before interest, taxes, depreciation and amortization), aggregating at least $1,000,000, or we raise in a registered public offering of equity cash proceeds of at least $10 million prior to December 31, 2008. If those conditions are not met by December 31, 2008 or Mr. Lang ceases to be employed by Lightspace (other than due to termination without cause) by such date, the Lang Note will be void. In addition, Lightspace issued to Mr. Lang warrants to purchase 361,252 shares of common stock at an exercise price of $0.80 per share. The warrants expire in five years, unless the terms for payment of the Lang Note are not met, in which case the warrants will expire on March 31, 2009.

Existing Warrants

        In July and September of 2005, Lightspace issued the Existing Warrants to purchase 41,063 shares of common stock, as adjusted for the one for 2.5 reverse stock split, at an exercise price of $7.50 per share to certain stockholders in connection with personal guarantees and debt extensions made by such stockholders. The Existing Warrants will be exchanged for Exchange Warrants to purchase 41,063 shares of common stock, which will also have an exercise price of $7.50 per share and will expire in five years.

1,705,344 shares of common stock

1,521,912 Exchange Warrants

Lightspace Corporation

PROSPECTUS

        Until                        (90 days after the commencement of this offering), all dealers that buy, sell or trade our securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

        Delaware Revised Statutes Section 78.7502 generally provides that a corporation may indemnify its directors, officers, employees or agents against all expenses, including counsel fees, actually and reasonably incurred by or imposed upon him in connection with any proceeding to which he may be made a party, or in which he may be threatened to be a party, by reason of being or having been a director, officer, employee or agent of the corporation or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or any settlement thereof, whether or not he is a director, officer, employee or agent at the time such expenses are incurred, if he is not liable under Section 78.138 or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

        Our bylaws provide for the indemnification of our directors, officers, employees or agents who are successful on the merits or otherwise in defense on any action or suit. Such indemnification shall include, expenses, including attorney's fees actually or reasonably incurred by him. Our certificate of incorporation eliminates the personal liability of directors to Lightspace or any stockholders for damages for a breach of fiduciary duty, except for acts or omissions involving intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Delaware Revised Statutes. We have not purchased insurance against costs which may be incurred by us pursuant to these indemnification provisions, nor do we insure our officers or directors against liabilities incurred by them in the discharge of their functions as such officers and directors of Lightspace.

        Reference is also made to the underwriting agreement filed as exhibit 1.1 to the registration statement for information concerning the underwriter's obligation to indemnify Lightspace and its officers and directors, in certain circumstances, and Lightspace's obligation and the obligation to indemnify the underwriter.

        The Exchange Agreement relating to the Preferred Conversion and Debt Conversion contains provisions pursuant to which each holder of Series A Preferred Stock and Existing Notes severally agrees to indemnify us, any person controlling us within the meaning of Section 15 of the Securities Act of 1933 (the "Securities Act"), or Section 20 of the Exchange Act, each of our directors, and each officer who signs this registration statement with respect to information relating to such holder furnished in writing to us by or on behalf of such holder specifically for inclusion in this registration statement.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing indemnification provisions, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

SEC registration fee		$2,272
NASD filing fees	$		*
Legal fees and expenses	$		*
Accounting fees and expenses	$		*
State securities laws filing fees and expenses	$		*
Transfer agent's fees	$		*
Printing and engraving	$		*
Miscellaneous	$		*
Total	$		*

*
To be filed by amendment

Item 26. Recent Sales of Unregistered Securities.

        During the three years preceding the filing of this registration statement, Lightspace has sold shares of its capital stock in the following transactions, each of which was exempt from the registration requirements of the Securities Act pursuant to the exemptions listed below. All share amounts and exercise prices relating to Lightspace capital stock have been adjusted to give effect to the proposed 1 for 2.5 reverse stock split in connection with the reorganization of Lightspace and sale of Units.

        In July of 2003, we issued to one individual 40,000 shares of our common stock at a price of $9.03 per share for aggregate proceeds of $361,000. No selling commission or other compensation was paid in connection with the sale of common stock.

        In December of 2003, we issued to one individual, who was a current shareholder of our common stock, 40,000 shares of our Series A Convertible Preferred Stock at a price of $25.63 per share for aggregate proceeds of $1,025,000. No selling commission or other compensation was paid in connection with the sale of preferred stock.

        In April of 2004 in connection with the issuance of $600,000 in unsecured convertible demand notes to an officer/stockholder and a stockholder, we issued 16,390 three-year warrants to purchase 16,390 shares of our Series A Convertible Preferred Stock at an exercise price of $25.63 per warrant. No selling commission or other compensation was paid in connection with the sale of common stock.

        From August 2004 to October 2004, we issued to one individual, who was a current shareholder of our Series A Convertible Preferred Stock and to four additional individuals, 13,492 shares of our Series A Convertible Preferred Stock at a price of $25.63 per share for aggregate proceeds of $345,754. No selling commission or other compensation was paid in connection with the sale of preferred stock.

        In December of 2004 in connection with the issuance of $435,000 in unsecured term convertible bridge notes to ten prospective investors, we issued 16,877 five-year warrants to purchase 16,877 shares of our common stock at an exercise price of $15.00 per warrant. No selling commission or other compensation was paid in connection with the sale of common stock.

        In June of 2005 in connection with the issuance of $336,000 in unsecured term convertible bridge notes to a stockholder, we issued 42,000 five-year warrants to purchase 42,000 shares of our common stock at an exercise price of $12.50 per warrant. No selling commission or other compensation was paid in connection with the sale of common stock.

        In June of 2005, we issued to one individual, who was a current shareholder of our common stock and Series A Convertible Preferred Stock, 12,000 shares of our common stock upon the conversion of a

$90,000 of demand note at an agreed and negotiated conversion rate of $7.50. No selling commission or other compensation was paid in connection with the sale of preferred stock.

        In July of 2005, in connection with their personal guarantees of our debt, we issued to two officers/directors 23,463 five-year warrants to purchase 23,463 shares of our common stock at an exercise price of $7.50 per warrant. No selling commission or other compensation was paid in connection with the sale of preferred stock.

        In September of 2005, in connection with the extension of payment terms of a demand note, we issued to lender/stockholder 17,600 five-year warrants to purchase 17,600 shares of our common stock at an exercise price of $7.50 per warrant. No selling commission or other compensation was paid in connection with the sale of preferred stock.

        In each of the above transactions, the registrant relied on Rule 506 of Regulation D and Section 4(2) of the Securities Act for exemption from the registration requirements of the Securities Act. Each purchaser of our common stock and warrants was furnished a private placement memorandum and each had the opportunity to verify the information supplied. Additionally, we obtained a signed representation from each of the purchasers in connection with the offering of our securities of his, her or its intent to acquire such securities for the purpose of investment only, and not with a view toward the subsequent distribution thereof. Furthermore, each purchaser who was an accredited investor provided a signed representation as to his status as an accredited investor as defined in Rule 501 and Section 4(6) of the Securities Act. In addition, each of the certificates or other evidence representing the securities sold carries a legend restricting transfer of the securities represented thereby.

Shares to Corporate Suppliers

        In July of 2003, we granted a total of 532 shares of common stock at a per share price of $9.03 to a corporate supplier in the United States in settlement of a $4,801 balance owed for the purchase of materials. This transaction was exempt from registration under Section 4(2) of the Securities Act, as amended. The recipient was a key supplier of goods with whom we have a pre-existing business relationship.

Grants of Options

        Periodically, we have issued options to purchase shares of common stock to bona fide employees, officers, directors and consultants who have provided services to Lightspace in transactions exempt under the Securities Act. All of such issuances were made pursuant to a plan adopted by us.

        In September of 2005 we granted options for 72,080 shares of our common stock to nine employees, one officer/director and one officer. All such options are exercisable for a period of ten years commencing from date of issuance. All options are exercisable at the price of $0.83 per share. No selling commission or other compensation was paid in connection with such grants. Such grants were exempt from registration under the Securities Act provided by Section 4(2) thereof and Regulation 701 promulgated under the Securities Act.

Item 27. Exhibits.

Exhibit Number	Description
1.1	Form of Underwriter's Agreement*
1.2	Form of Underwriter's Warrant*
1.3	Form of Warrant Agreement
3.1	Amended and Restated Certificate of Incorporation of Registrant*
3.2	Second Amended and Restated Articles of Incorporation of the Registrant*
3.3	Amended and Restated By-Laws of the Registrant*
4.1	Form of Certificate of Common Stock of Registrant*
4.2	Form of Warrant
4.3	Form of Bridge Note
4.4	Security Agreement
5.1	Opinion of Hahn & Hessen LLP, as to the legality of the securities being registered*
10.1	Lease Agreement between Lightspace and Spaulding & Slye LLC*
10.2	Exchange Agreement
10.3	2005 Stock Incentive Plan
10.4	Form of Stock Option Agreement relating to the 2005 Stock Incentive Plan
10.5	Form of Lock-up Agreement for certain investors*
10.6	Schedule identifying lock-up agreements that are substantially similar to Exhibit 10.5 in all material respects except to the parties thereto and the amount of Lightspace's common stock that are subject to such lock-up agreement*
23.1	Consent of Hahn & Hessen LLP (included in Exhibit 5.1)*
23.2	Consent of Miller Wachman, LLP
24.1	Power of Attorney (included at Page II-4)

*
To be filed by amendment.

Item 28. Undertakings.

        Rule 415 Offering.    The registrant will:

        (1)   File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

    (i)
    include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii)
    reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii)
    include any additional or changed material information on the plan of distribution.

        (2)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (4)   For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    any other communication in the offering made by the undersigned registrant to the purchaser.

        Equity Offerings of Non-reporting Registrant.    The registrant will provide the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Request for Acceleration of Effective Date.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        Reliance on Rule 430A.    The registrant hereby undertakes that it will:

        (1)   for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective; and

        (2)   for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

        In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Cambridge, Commonwealth of Massachusetts, on February 14, 2006.

LIGHTSPACE CORPORATION
By:	Andrew Kennedy Lang Chief Executive Officer and President

POWER OF ATTORNEY

        Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Andrew Kennedy Lang his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ ANDREW KENNEDY LANG	Chief Executive Officer and Director	February 14, 2006
/s/ JAMES LOUNEY	Vice President and Chief Financial Officer and Assistant Secretary	February 14, 2006
/s/ GARY FLORINDO	Vice President and Director	February 14, 2006

INDEX TO EXHIBITS

Exhibit Number	Description
1.1	Form of Underwriter's Agreement*
1.2	Form of Underwriter's Warrant*
1.3	Form of Warrant Agreement
3.1	Amended and Restated Certificate of Incorporation of Registrant*
3.2	Second Amended and Restated Articles of Incorporation of the Registrant*
3.3	Amended and Restated By-Laws of the Registrant*
4.1	Form of Certificate of Common Stock of Registrant*
4.2	Form of Warrant
4.3	Form of Bridge Note
4.4	Security Agreement
5.1	Opinion of Hahn & Hessen LLP, as to the legality of the securities being registered*
10.1	Lease Agreement between Lightspace and Spaulding & Slye LLC*
10.2	Exchange Agreement
10.3	2005 Stock Incentive Plan
10.4	Form of Stock Option Agreement relating to the 2005 Stock Incentive Plan
10.5	Form of Lock-up Agreement for certain investors*
10.6	Schedule identifying lock-up agreements that are substantially similar to Exhibit 10.5 in all material respects except to the parties thereto and the amount of Lightspace's common stock that are subject to such lock-up agreement*
23.1	Consent of Hahn & Hessen LLP (included in Exhibit 5.1)*
23.2	Consent of Miller Wachman, LLP
24.1	Power of Attorney (included at Page II-4)

*
To be filed by amendment.

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF SECURITIES
SHARES ELIGIBLE FOR FUTURE SALE
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
LIGHTSPACE CORPORATION STATEMENTS OF FINANCIAL POSITION
LIGHTSPACE CORPORATION STATEMENTS OF OPERATIONS
LIGHTSPACE CORPORATION STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) (Balances as of September 30, 2005 are unaudited)
LIGHTSPACE CORPORATION STATEMENTS OF CASH FLOWS
LIGHTSPACE CORPORATION NOTES TO FINANCIAL STATEMENTS (Information as to the periods ending September 30, 2004 and 2005 is unaudited)
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Preliminary Prospectus (Subject to Completion) Dated , 2006
The Offering
PLAN OF DISTRIBUTION
USE OF PROCEEDS
DETERMINATION OF OFFERING PRICE
HOLDERS OF SERIES A PREFERRED STOCK, EXISTING NOTES AND EXISTING WARRANTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 24. Indemnification of Directors and Officers.
  Item 25. Other Expenses of Issuance and Distribution.
  Item 26. Recent Sales of Unregistered Securities.
  Item 27. Exhibits.
  Item 28. Undertakings.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS